UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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M/I Homes, Inc.

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3 Easton Oval
Columbus, Ohio 43219
March 31, 2011
To Our Shareholders:
The 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Thursday, May 5, 2011, at the offices of the Company, 3 Easton Oval, Columbus, Ohio. Holders of record of our common shares as of March 9, 2011 are entitled to notice of, and to vote at, the Annual Meeting.
Enclosed is a copy of our 2010 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, a notice of the Annual Meeting and a proxy statement and proxy card for the Annual Meeting. It is important that your common shares be represented at the Annual Meeting. Please record your vote on the enclosed proxy card and return it promptly in the postage-paid envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.
We look forward to reviewing the activities of the Company at the Annual Meeting. We hope you can be with us.
Sincerely,

/s/ Robert H. Schottenstein
Robert H. Schottenstein,
Chairman and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD
IN THE ENVELOPE PROVIDED OR, ALTERNATIVELY, VOTE YOUR PROXY
ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY.

3 Easton Oval
Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 5, 2011

To Each Shareholder of M/I Homes, Inc.:
Notice is hereby given that the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Thursday, May 5, 2011, at the offices of the Company, 3 Easton Oval, Columbus, Ohio, for the following purposes:

1)	To elect three directors to serve until the Company’s 2014 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a non-binding, advisory resolution to approve the compensation of the Company's named executive officers;

3)	To consider and vote upon a non-binding, advisory resolution on the frequency of advisory votes on the compensation of the Company's named executive officers;

4)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2011 fiscal year; and

5)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.
Only holders of record of our common shares at the close of business on March 9, 2011 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.
It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

By Order of the Board of Directors,

/s/ J. Thomas Mason
J. Thomas Mason,
Secretary
March 31, 2011

THE COMPANY’S NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT, FORM OF PROXY AND 2010 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ONLINE AT WWW.EDOCUMENTVIEW.COM/MHO.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2011.
The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2010 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.
For information on how to obtain directions to the Annual Meeting and vote in person, please contact our Investor Relations department at (614) 418-8225 or investorrelations@mihomes.com.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
Instead of receiving paper copies of our future proxy statements, proxy cards and annual reports to shareholders in the mail, shareholders may elect to receive such documents electronically via e-mail or the Internet. Receiving your proxy materials electronically saves us the cost of printing and mailing documents to you and significantly reduces the environmental impact of our shareholder communications. Shareholders may sign up to receive or access future shareholder communications electronically as follows:

•	Shareholders of Record. If you are a registered shareholder, you may consent to electronic delivery when voting for the Annual Meeting on the Internet at www.envisionreport.com/MHO.

•
Beneficial Holders. If your common shares are not registered in your name, check the information provided to you by your bank, broker or other nominee or contact your bank, broker or other nominee for information on electronic delivery service.

3 Easton Oval
Columbus, Ohio 43219
PROXY STATEMENT
for the
2011 ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 5, 2011
GENERAL
Time, Place and Purposes of Meeting

The 2011 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Thursday, May 5, 2011 at 9:00 a.m., local time, at our corporate offices at 3 Easton Oval, Columbus, Ohio. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes,” the “Company,” “we,” “our” or “us” refer to M/I Homes, Inc.

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy are first being sent on or about March 31, 2011 to holders of the Company’s common shares, par value $.01 per share (the “Common Shares”), as of the close of business on March 9, 2011 (the “Record Date”). This Proxy Statement is furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof. The Company’s 2010 Annual Report to Shareholders (the “2010 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Form 10-K”), is being mailed together with this Proxy Statement.

Outstanding Shares and Quorum Requirements

There were 18,690,692 Common Shares issued and outstanding on the Record Date. The Common Shares represent our only class of voting securities. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to a shareholder vote at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date. Common Shares represented by properly executed proxies returned to the Company at or prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded electronically via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain” (on any or all applicable proposals) or “Withheld” (from any or all director nominees) or are not marked at all.

Voting by Proxy

A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning to the Company, at or prior to the

Annual Meeting, the enclosed proxy card in the envelope provided. Alternatively, shareholders holding Common Shares registered directly with our transfer agent, ComputerShare, may vote their proxies electronically via the Internet or telephonically by following the instructions on their proxy cards. The deadline for voting electronically via the Internet or telephonically is 11:59 p.m., local time, on May 4, 2011. There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders pay for access to the Internet and for telephone service. A record holder of Common Shares may also attend the Annual Meeting and vote in person. Beneficial owners of Common Shares held in “street name” by a broker, bank or other nominee may also be eligible to vote their proxies electronically via the Internet or telephonically. Beneficial owners should review the information provided to them by their broker, bank or other nominee. This information will set forth the procedures to be followed in instructing their broker, bank or other nominee how to vote the Common Shares held in “street name” and how to revoke previously given instructions. Beneficial owners who desire to attend the Annual Meeting and vote in person must provide a “legal proxy” from their broker, bank or other nominee in order to vote in person at the Annual Meeting.
Broker/dealers who hold Common Shares for beneficial owners in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which they are members, sign and submit proxies for such Common Shares and may vote such Common Shares on “routine” matters, such as the ratification of the appointment of auditors, but broker/dealers may not vote such Common Shares on “non-routine” matters, such as the election of directors and the advisory votes on executive compensation and the frequency of advisory votes on executive compensation, without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters as described in the previous sentence are referred to as “broker non-votes.”
Revocation of Proxies
A record holder may revoke his or her proxy at any time before it is exercised at the Annual Meeting by (1) filing a written notice with the Company revoking the proxy, (2) duly executing a proxy card bearing a later date, (3) casting a new vote electronically via the Internet or telephonically or (4) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting in person will not revoke a previously delivered proxy. Beneficial owners of Common Shares held in “street name” should follow the instructions provided by their broker, bank or other nominee to revoke a previously delivered proxy. Subject to such revocation and except as otherwise stated in this Proxy Statement or in the form of proxy, all proxies properly executed or properly voted electronically via the Internet or telephonically that are received prior to, or at the time of, the Annual Meeting will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the Company's named executive officers as disclosed in this Proxy Statement (Proposal No. 2), for holding advisory votes on the compensation of the Company's named executive officers every ONE YEAR (Proposal No. 3), FOR the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2011 (Proposal No. 4) and at the discretion of the proxy holders on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Proposal No. 1

ELECTION OF DIRECTORS
Pursuant to the Company’s Amended and Restated Regulations (as amended, the “Regulations”), the Board is comprised of nine directors, divided into three classes with staggered three-year terms. A class of three directors is to be elected at the Annual Meeting. The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting. The three nominees receiving the greatest number of votes cast will be elected to serve until the Company’s 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s).
On December 29, 2010, the Board, upon the recommendation of the Company's Nominating and Governance Committee, appointed Sharen Jester Turney to the Board, effective January 1, 2011, to fill the vacancy created by the resignation of Yvette McGee Brown, who resigned from the Board effective January 1, 2011 as a result of her appointment to the Ohio Supreme Court. Ms. Turney's term expires at the 2012 Annual Meeting of Shareholders. Ms. Turney was recommended to the Nominating and Governance Committee by Robert H. Schottenstein, the Company's Chairman, Chief Executive Officer and President. The Nominating and Governance Committee, after reviewing Ms. Turney's qualifications and the Board's needs and determining Ms. Turney's independence under applicable rules ("NYSE Rules") of the New York Stock Exchange ("the NYSE"), recommended that Ms. Turney be appointed to the Board.

Unless otherwise specified in your proxy, the Common Shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below. The Board has no reason to believe that any nominee will not serve as a director if elected at the Annual Meeting. If any nominee becomes unable to serve or for good cause will not serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.
Your Board of Directors unanimously recommends a vote FOR each of the director nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Director Nominees – Term to Expire at 2014 Annual Meeting of Shareholders
Joseph A. Alutto, Ph.D.	69	Executive Vice President and Provost of The Ohio State University ("OSU") since October 2007. Dr. Alutto served as the Interim President and Provost of OSU from July 2007 until October 2007 and as the Dean and John W. Berry Sr. Chair in Business of the Max M. Fisher College of Business at OSU from 1991 until 2007. Dr. Alutto currently serves as a director of The Children’s Place Retail Stores, Inc. and was formerly a director of Nationwide Financial Services, Inc. and United Retail, Inc.	2005

		Committee Membership: None

Based on his nearly 20 years of service at OSU, one of the largest universities in the nation, including his current service as Executive Vice President and Provost and 16 years as Dean of the College of Business, Dr. Alutto brings business management, strategic planning, finance and human resources expertise to the Board. In addition, having served as a director of multiple public companies, Dr. Alutto provides the Board with knowledge of a full range of corporate and board functions.

Phillip G. Creek	58
Chief Financial Officer of the Company since September 2000, Executive Vice President of the Company since February 2008 and Chief Financial Officer of M/I Financial Corp., a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000. Mr. Creek served as Senior Vice President of the Company from September 1993 until February 2008, as Treasurer of the Company from January 1993 until February 2005 and again from December 2009 until May 2010, as Treasurer of M/I Financial Corp. from September 2000 until May 2010 and as Senior Vice President of M/I Financial from February 1997 until September 2000.
			2002

		Committee Membership: Executive

Mr. Creek has served in various management positions with the Company since 1993 and has worked in the homebuilding industry since 1978. Mr. Creek has extensive experience in finance, accounting, strategic planning, homebuilding operations, investor relations and capital markets and provides the Board with valuable knowledge of the homebuilding industry and the Company’s operations.

Norman L. Traeger*	71	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate. Mr. Traeger currently serves as a director of The Discovery Group.	1997

Committee Memberships: Audit; Compensation; Nominating and Governance (Chairman)

Mr. Traeger’s diverse background as a business owner and operator, venture capitalist and real estate developer provides the Board with significant experience in sales, marketing, strategic planning and capital formation, as well as entrepreneurial and operational expertise.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Directors – Term to Expire at 2013 Annual Meeting of Shareholders

Friedrich K.M. Böhm*	69	Senior Partner and Chairman of White Oak Partners, a private equity firm, since 2008. Chairman Emeritus of NBBJ, an international architectural firm, from 2006 to 2008. From 1997 until 2006, Mr. Böhm was Chairman of NBBJ and from 1987 until 1997, he was Managing Partner and Chief Executive Officer of NBBJ. He currently serves as a director of TRC Companies, Inc. and The Daimler Group and was formerly a director of Huntington National Bank and NBBJ.	1994

		Committee Memberships: Audit; Compensation (Chairman); Executive

For nearly 20 years, Mr. Böhm served in an executive role with NBBJ, a leading international architectural firm that has designed communities, buildings, products, environments and digital experiences, including designing over 300,000 housing units. Mr. Böhm provides the Board with extensive and broad-based operating, design, strategic planning and management experience.

Jeffrey H. Miro*	68	Partner in the law firm of Honigman Miller Schwartz and Cohn LLP in Detroit, Michigan since November 2004. From 1981 until November 2004, Mr. Miro was a partner and chairman of the law firm of Miro, Weiner & Kramer. In addition, Mr. Miro is an Adjunct Professor of Law at the University of Michigan Law School. He currently serves as a director of Limited Brands, Inc. and was formerly a director of Sotheby’s Holdings, Inc.	1998

		Committee Membership: Compensation

Mr. Miro brings over 40 years of legal experience to the Board, during which time he has focused his practice on advising clients on matters related to corporate boards, corporate governance and corporate strategy, as well as real estate law and tax planning. Mr. Miro provides the Board and management with insight into many legal matters we regularly face as a public company.

Robert H. Schottenstein	58	Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004, President of the Company since May 1996 and Assistant Secretary of the Company since March 1991. Mr. Schottenstein currently serves as a Trustee of OSU and was formerly a director of Huntington Bancshares Incorporated.	1993

		Committee Membership: Executive (Chairman)

Mr. Schottenstein’s day-to-day leadership as Chief Executive Officer of the Company, more than 20 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development, family relationship (he is the son of the founder of the Company) and previous experience as a real estate attorney provides the Board with extensive knowledge of our operations, business, industry and history.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Directors – Term to Expire at 2012 Annual Meeting of Shareholders

Thomas D. Igoe*	79	Consultant to Bank One, NA’s Corporate Banking Division from January 1997 until December 1999. From 1962 until January 1997, Mr. Igoe was an employee of Bank One, NA, serving last as Senior Vice President – Corporate Banking.	2000

		Committee Memberships: Audit (Chairman); Nominating and Governance

Mr. Igoe has more than 35 years of commercial banking experience and qualifies as an audit committee financial expert under applicable rules ("SEC Rules") of the Securities and Exchange Commission (the "SEC"). During his banking career, Mr. Igoe’s responsibilities included analyzing and evaluating consolidated financial statements in order to make lending decisions and actively supervising others in conducting financial statement and financial condition analysis and evaluation. Mr. Igoe provides the Board with valuable financial knowledge and risk assessment expertise.

J. Thomas Mason	53	General Counsel and Secretary of the Company since July 2002 and Executive Vice President of the Company since February 2008. Mr. Mason served as Senior Vice President of the Company from July 2002 until February 2008. Prior to July 2002, Mr. Mason was a partner with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio.	2006

		Committee Memberships: None

Mr. Mason has practiced law for over 27 years, including 18 years in private practice, with an emphasis on land acquisition/disposition and development. As General Counsel and Secretary of the Company, Mr. Mason is actively involved in the Company’s risk management, land acquisition/disposition and development and human resources. Mr. Mason provides the Board with insight into legal issues affecting the Company as well as valuable real estate expertise and detailed knowledge of many areas of our business.

Sharen Jester Turney*	54	President and Chief Executive Officer of Victoria's Secret, a division of Limited Brands, Inc., a publicly-traded national retailer, since 2006. From 2000 to 2006, Ms. Turney served as President and Chief Executive Officer of Victoria's Secret Direct, the brand's catalogue and e-commerce arm. Prior to joining Victoria's Secret, Ms. Turney served in various executive roles with Neiman Marcus Group, Inc., a publicly-traded national retailer.	2011

		Committee Memberships: Nominating and Governance

Ms. Turney's service as an executive officer of public companies provides the Board with diverse and valuable experience in numerous areas, including business management, strategic planning, retailing, finance, marketing, understanding the customer, brand management and sourcing.

* Independent director under NYSE Rules.

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization and Committees

The Board currently has nine members. The Board has determined that five of the nine directors meet the criteria for independence required by NYSE Rules. When determining whether a director qualifies as independent, the Board, in accordance with NYSE Rules, broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly (as a partner, shareholder or officer of an organization that has a relationship with the Company), other than serving as one of our directors. With respect to the five independent directors (Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro, Norman L. Traeger and Sharen Jester Turney), the Board determined that they meet the criteria for independence required by NYSE Rules on the basis that they have no relationships with the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships, other than serving as a director of the Company.

With respect to Joseph A. Alutto, Ph.D., who serves as the Executive Vice President and Provost of OSU, the Board determined that Dr. Alutto currently does not meet the criteria for independence required by NYSE Rules. The Board made this determination based on the Company’s current relationship with OSU, including Robert H. Schottenstein’s membership on the OSU Board of Trustees and the periodic contributions made to OSU by The M/I Homes Foundation, a wholly-owned subsidiary of the Company.

With respect to Yvette McGee Brown, who served as a director during 2010, the Board determined that Ms. McGee Brown met the criteria for independence required by NYSE Rules. When assessing Ms. McGee Brown’s independence, the Board took into account her service as a director of Fifth Third Bank of Central Ohio, an affiliate of Fifth Third Bank, which is a lender under the Company’s $140 million secured revolving credit facility dated June 9, 2010 (the "Credit Facility"). The Board made the determination of independence based on: (1) the relative size of Fifth Third Bank’s commitment under the Credit Facility (approximately 10% of the total commitment of the nine lenders under the Credit Facility); (2) the total amount of interest and fees paid by the Company to Fifth Third Bank during each of the last three fiscal years being insignificant under the standard set forth in NYSE Rule 303A.02(b)(v); (3) the unlikelihood that any matter relating to the Company would come before the Board of Directors of Fifth Third Bank of Central Ohio, since it is not a direct party to the Credit Facility; and (4) Ms. McGee Brown’s agreement in any event to abstain from any such matter relating to the Company coming before the Board of Directors of Fifth Third Bank of Central Ohio. The Board also determined that Ms. McGee Brown’s candidacy during 2010 for Lieutenant Governor of the State of Ohio did not impact her independence based on the absence of any relationship (including campaign contributions) between the Company and her campaign.

Pursuant to the Company’s Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Nominating and Governance Committee, as soon as practicable, in the event the director’s circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

During 2010, the Board held five meetings, and each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the period such director served).

During 2010, the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Executive Committee. In accordance with applicable SEC Rules and NYSE Rules, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter, which is available on the Company’s website at mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter adopted by the Board which reflects SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The Audit Committee’s specific responsibilities include: (1) reviewing and discussing the overall scope of the independent registered public accounting firm’s annual audit plans, including staffing, professional services, audit procedures and fees; (2) reviewing and discussing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; (3) reviewing and discussing the Company’s quarterly financial statements and annual audited financial statements and related disclosures; (4) discussing the assessments of the adequacy and effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting; (5) discussing the guidelines and policies used by management to govern the process by which risk assessment and risk management is undertaken, paying particular attention to financial risk exposures; (6) monitoring and reporting to the Board concerning the independence, qualifications and performance of the independent registered public accounting firm; (7) reviewing and pre-approving all audit services and permitted non-audit services to be performed for the Company or its subsidiaries; (8) reviewing the internal auditors’ annual audit plans and reviewing reports concerning the results of internal audits; (9) reviewing and discussing with the internal auditors their assessments of the Company’s risk management processes and system of internal control; (10) establishing procedures for the confidential submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and (11) reviewing any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm or the performance of the internal audit function. Each member of the Audit Committee qualifies as independent and is financially literate under applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee’s Chairman, Thomas D. Igoe, qualifies as an audit committee financial expert as defined by applicable SEC Rules. The Board determined that Mr. Igoe has acquired the requisite attributes to qualify as an audit committee financial expert by virtue of his more than 35 years as a commercial banker. During his banking career, Mr. Igoe’s responsibilities included analyzing and evaluating consolidated financial statements in order to make lending decisions and actively supervising others in conducting financial statement and financial condition analysis and evaluation. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met four times during 2010. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met five times with the Company’s senior financial management, including the internal auditors, and the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee. The Audit Committee’s report relating to the 2010 fiscal year appears on page 53 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter adopted by the Board which reflects NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Each member of the Compensation Committee qualifies as independent under applicable NYSE Rules. The Compensation Committee’s primary purpose is to assist the Board in discharging its responsibilities relating to the compensation (cash, equity and otherwise) to be provided to the executive officers and directors of the Company. The Compensation Committee Charter sets forth the specific responsibilities and duties of the Compensation Committee, which include: (1) establishing the Company’s executive compensation philosophy, objectives and policies; (2) reviewing, approving and determining the amount and form of compensation for the executive officers; (3) reviewing and making recommendations to the Board regarding the amount and form of non-employee director compensation; (4) developing and administering plans to qualify the compensation paid to the executive officers for tax deductibility to the extent feasible; (5) reviewing, making recommendations to the Board concerning and administering the Company’s incentive and equity-based compensation plans; (6) reviewing and discussing with the Board the Company’s organizational structure and plans for management succession; (7) reviewing and discussing with management the Compensation Discussion and Analysis section of the proxy statement and recommending to the Board whether to include such Compensation Discussion and Analysis section in the proxy statement; and (8) preparing a report on executive officer compensation for inclusion in the proxy statement. The human resources department supports the Compensation Committee in its duties, and the Compensation Committee from time to time delegates to the human resources department its authority to fulfill certain administrative duties. The Compensation Committee has the authority under its charter to select, retain, terminate and approve fees for consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee met five times during 2010. The Compensation Committee’s report relating to the 2010 fiscal year appears on page 36 of this Proxy Statement. See “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement for more information concerning the activities of the Compensation Committee with respect to the 2010 fiscal year, including the Compensation Committee's engagement of Hewitt Associates, an independent outside human resources consulting firm, to assist the Compensation Committee in the design of the Company's 2010 executive compensation program. In July 2010, the Compensation Committee engaged Pearl Meyer & Partners, an independent outside consulting firm, to assist the Compensation Committee in the design of the Company's 2011 executive compensation program.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter adopted by the Board which reflects NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee’s primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become directors; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. The Nominating and Governance Committee met four times during 2010.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and carry out those duties of the Board which may lawfully be delegated by the Board. During 2010, the Executive Committee did not hold any formal meetings; however, the committee approved seven actions by unanimous written consent.

Corporate Governance Guidelines

In accordance with NYSE Rules, the Board operates pursuant to written Corporate Governance Guidelines intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company’s website at mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Review, Approval or Ratification of Related Person Transactions

All Related Person Transactions (as defined below) are subject to our written Related Person Transaction Policy. Under this policy, the Audit Committee is responsible for reviewing and approving (or ratifying) all Related Person Transactions. In carrying out its responsibilities, the Audit Committee considers all relevant facts and circumstances relating to a Related Person Transaction and either approves (or ratifies) or disapproves the Related Person Transaction. While the relevant facts and circumstances vary depending on the transaction, they generally include:

•	the benefits to the Company of the transaction;

•	the terms of the transaction;

•	the interest of the Related Person (as defined below) in the transaction;

•	the alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available from third parties; and

•	the overall fairness of the transaction.

The Audit Committee will approve (or ratify) a Related Person Transaction only if it determines that it is in the best interests of the Company. No director may participate in the consideration or approval (or ratification) of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is a Related Person. The Audit Committee may, from time to time, delegate its duties under the Related Person Transaction Policy to the Audit Committee Chairman.

To the extent practicable, all Related Person Transactions will be approved in advance. If advance approval is not practicable, or if a Related Person Transaction that has not been pre-approved is brought to the attention of the Audit Committee, the Audit Committee will promptly consider all of the relevant facts and circumstances in its ratification of the transaction. Our directors, executive officers and other members of management are responsible for bringing all proposed Related Person Transactions of which they have knowledge to the attention of the Audit Committee Chairman.

Under our policy, a “Related Person Transaction” is any transaction, arrangement or relationship in which the Company or any of our subsidiaries was or is to be a participant and any Related Person had or will have a direct or indirect interest. A “Related Person” is any person who is: (1) a director (or nominee for director) or executive officer of the Company; (2) to our knowledge, the beneficial owner of more than 5% of the Common Shares; or (3) any immediate family member of any of the foregoing persons.

In 2010, all Related Person Transactions were approved in accordance with our policy and, except for the following transaction, we are not engaged in any currently proposed Related Person Transactions. In February 2011, the Company entered into a home purchase agreement in the ordinary course of business with Tucker Böhm, the son of Friedrich K. M. Böhm (a director of the Company), for the purchase of a home from the Company for approximately $390,000.  In connection with the transaction, Tucker Böhm will be eligible to participate in the discount program that we make available to all of our employees and directors and their immediate family members. This transaction was approved in accordance with our Related Person Transaction Policy.

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at our annual meetings of shareholders. However, directors are encouraged to attend, and the Board and its committees meet immediately following, each annual meeting of shareholders. All nine directors then in office attended the 2010 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

All of the Company’s directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) must adhere to the Company’s Code of Business Conduct and Ethics, which complies with applicable SEC Rules and NYSE Rules and is intended to reinforce our commitment to maintaining the highest ethical standards in operating our business. The Code of Business Conduct and Ethics is available on the Company’s website at mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

Executive Sessions

In accordance with our Corporate Governance Guidelines and NYSE Rules, our non-management directors meet (without management or inside directors present) at regularly scheduled meetings at least twice per year and at such other times as the directors deem necessary or appropriate. Each executive session is chaired by one of the non-management directors on a rotating basis in alphabetical order. During 2010, the non-management directors held four executive sessions.

Communications with the Board of Directors

The Board believes it is important for shareholders and other interested parties to have a process by which to send communications to the Board. Accordingly, shareholders and other interested parties who wish to communicate with the Board or a particular director or group of directors (including the non-management directors) may do so by sending a letter to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested Party-Board Communication” or “Shareholder/Interested Party-Director Communication.” All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
Board Leadership Structure

The Company does not have a fixed policy regarding whether the offices of Chairman of the Board and Chief Executive Officer should be vested in the same person or two different people. The Board has determined that the most effective leadership structure for us at the present time is for the Chief Executive Officer to also serve as the Chairman, a structure that we believe has served us well over the years. The Board believes that our Chief Executive Officer is best qualified to serve as Chairman because, as the officer ultimately responsible for our operations and performance, he is intimately familiar with our business, operations and industry and uniquely positioned to effectively identify and lead discussions concerning our strategic priorities. The Board further believes that the combined role of Chairman and Chief Executive Officer promotes the development and execution of our business strategy and facilitates information flow between management and the Board, which are essential to effective governance. In addition, the Board believes that our current Chief Executive Officer's family relationship (he is the son of the founder of the Company), previous experience as a real estate attorney and more than 20 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development further qualify him to serve as Chairman. The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate, to address our then current circumstances. The Board has elected not to appoint a separate lead director at the present time. However, our non-management directors meet in executive session at every regularly scheduled Board meeting without management or the inside directors present.

Board’s Role in Risk Oversight

Management is responsible for identifying and managing risk and bringing to the Board’s (or the applicable committee’s) attention the most material risks that we face. While management reviews risk on a company-wide basis, it focuses on risks in three primary areas: (1) financial risk; (2) legal, compliance and regulatory risk; and (3) operational and strategic risk. The Board has ultimate oversight responsibility for our risk-management program and carries out this responsibility directly and through its committees. The full Board directly oversees and reviews operational and strategic risk and receives regular reports from the committee chairs regarding risk oversight in the committees’ respective areas of responsibility. The Audit Committee oversees and reviews financial risk (including our internal controls) and legal, compliance and regulatory risk. In carrying out their oversight responsibilities, the full Board and the Audit Committee receive regular reports from the appropriate members of management regarding the material risks that have been identified, including how those risks are being managed and strategies for mitigating those risks. The Audit Committee also receives an annual risk assessment report from our internal auditors and, in accordance with its charter, discusses with management the guidelines and policies that management uses to govern the process by which risk assessment and management is undertaken, with particular attention to financial risks.

In connection with its oversight of our executive compensation program, the Compensation Committee reviews and evaluates our compensation policies and practices relating to our employees (as well as our executive officers). During its review and evaluation, the Compensation Committee focuses on any incentives that may create, and any factors that may reduce the likelihood of, excessive risk taking by our employees to determine whether our compensation policies and practices present a material risk to us. Based on this review, the Compensation Committee has concluded that our compensation policies and practices for our employees (including our executive officers) do not create risks that are reasonably likely to have a material adverse effect on us.

The Nominating and Governance Committee oversees risks related to the composition and operation of our Board, including director independence and potential conflicts of interest.

Nomination of Directors

As described above, the Company has a standing Nominating and Governance Committee that is responsible for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.
When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, strength of character, experience with businesses and organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly-traded or private company, experience and skill relative to other Board members, specialized knowledge or experience and desirability of the candidate’s membership on the Board. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Governance Committee considers diversity, including diversity of gender, race and ethnicity, education, professional experience, viewpoints, backgrounds and skills. The Nominating and Governance Committee does not assign a specific weight to particular factors and, depending upon the current needs of the Board, may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.
The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date.
Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so nominated and elected, must accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects the nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so provided they comply with the nomination procedures set forth in the Company’s Regulations. To nominate one or more persons for election as a director at an annual meeting, the Company’s Regulations require that a shareholder give written notice of such shareholder’s intent to make such nomination or nominations by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting or, in the case of a special meeting, within seven days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the shareholder intending to make the nomination and the person or persons to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director of the Company, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Proposal No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) gives our shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our executive officers identified in the Summary Compensation Table on page 38 of this Proxy Statement (the "Named Executive Officers") as disclosed in this Proxy Statement in accordance with the SEC's compensation disclosure rules.

We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers. This vote, commonly known as “Say-on-Pay,” is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our executive compensation program and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and all related disclosures.

We are committed to responsible executive compensation practices. Our executive compensation program seeks to promote four primary objectives: (1) attract and retain outstanding executive officers; (2) motivate and engage our executive officers; (3) reward the performance of our executive officers; and (4) align the interests of our executive officers with the interests of our shareholders. To achieve these objectives, we use a combination of base salary, annual cash performance bonus, long-term equity-based compensation and limited benefits and perquisites. The components of our executive compensation program are intended to be competitive with our peer group while concentrating a significant portion of each Named Executive Officer's potential total compensation in variable compensation that is tied to (1) our achievement of measurable performance goals or (2) the long-term appreciation in the price of our Common Shares. We believe this concentration motivates and engages our Named Executive Officers, creates a strong link between pay and performance and aligns the interests of our Named Executive Officers with the interests of our shareholders.

In 2010, the homebuilding industry continued to face challenging operating conditions and considerable uncertainty and volatility amid the ongoing housing downturn that began in 2006. These conditions included, among others things, a persistent oversupply of homes for sale combined with soft demand, rising sales of lender-owned homes acquired through foreclosure, reduced credit availability, high unemployment, low consumer confidence and generally weak economic conditions. The “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement describes in detail our executive compensation program and the decisions made by the Compensation Committee in 2010 against this backdrop. Highlights of the 2010 executive compensation program and the Compensation Committee's decisions include:

•
Base Salary. For 2010, the Compensation Committee did not change the base salaries of the Named Executive Officers (which remained at the levels established in 2007), except for J. Thomas Mason. In the case of Mr. Mason, the Compensation Committee increased his base salary to $450,000 in recognition of his expanding responsibilities and operational role with the Company, his individual performance since 2007 (when his base salary was last increased) and peer group data.

•
Annual Performance Bonus. Each Named Executive Officer was eligible to receive a cash performance bonus for 2010 based (1) 70% on our pre-tax income (loss) from continuing operations, excluding extraordinary items such as impairments, inventory write-offs, drywall, significant litigation and settlements and similar costs associated with one-time extraordinary events ("Adjusted Pre-Tax Income (Loss) From Continuing Operations"), (2) 20% on our market presence (measured based on the number of closings in each of our divisions and our entry into new markets) and (3) 10% on homebuyer satisfaction ratings. The Compensation Committee designed these performance goals to focus our Named Executive Officers on our strategic initiatives, including (1) returning us to profitability through a combination of revenue growth and expense management, (2) maintaining high levels of customer service and quality, which we believe are critical to our short- and long-term success and distinguish us from our competitors, and (3) growing our market share in each of our divisions and identifying new markets. Additionally, the Compensation Committee designed these performance goals to place a premium on performance that exceeded our expectations. Based on our performance in 2010 with respect to the homebuyer satisfaction ratings and market presence performance goals, each Named Executive Officer earned a total performance bonus equal to 12% of his respective maximum bonus opportunity. Despite reducing our Adjusted Pre-Tax Loss from Continuing Operations by 60% in 2010, the Named Executive Officers did not earn any bonus based on this performance goal.

•
Equity-Based Compensation. For 2010, the Compensation Committee increased the size of the annual service-based stock option awards to each Named Executive Officer by 20% based primarily on our improved overall performance during 2009 compared to 2008, including the substantial reduction in our Adjusted Pre-Tax Loss from Continuing Operations, higher customer satisfaction ratings and the strengthening of our balance sheet. The Compensation Committee also believed that the increases will focus the Named Executive Officers on our long-term performance (given the five-year vesting schedule of the option awards) and were appropriate for competitive reasons.

Despite the continuation of the housing downturn, we improved our operating performance in numerous respects in 2010, and we believe we made meaningful progress in our strategy to return to profitability. For 2010, in addition to reducing our Adjusted Pre-Tax Loss from Continuing Operations by 60%, we, among other things, increased our total revenue by 8%, improved our homebuyer satisfaction ratings in all of our markets, opened 41 new communities, entered the Houston, Texas market and continued to strengthen our balance sheet by securing a new three-year credit facility, refinancing the majority of our outstanding senior notes due 2012 through a cash tender offer and the issuance of new senior notes due 2018 and ending 2010 with more than $123 million in cash. In addition to these improvements, our total shareholder return for 2010 over the prior one- and three-year period was 48% and 14%, respectively, which ranked in the 100th and 90th percentile of our peer group. We believe that the efforts and performance of our Named Executive Officers and the design of our executive compensation program were instrumental in helping us achieve these results. We also believe that the actions taken by the Compensation Committee for 2010 evidence our philosophy of, and commitment to, aligning the compensation of our Named Executive Officers with Company performance and maximizing shareholder value.

The vote on our executive compensation program is advisory, which means that it is not binding on us. However, the Compensation Committee, which is responsible for determining the compensation of our Named Executive Officers, values the opinions of our shareholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Proposal No. 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires us to submit a non-binding, advisory resolution to our shareholders at least once every six years to determine whether advisory votes on the compensation of our named executive officers (such as Proposal No. 2 above) should be held every one, two or three years. In satisfaction of that requirement, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the shareholders advise that an advisory vote with respect to the compensation of the Company's named executive officers, as disclosed in our proxy statement pursuant to the compensation disclosure rules of the SEC, should be presented every one, two or three years, as reflected by the votes cast for each of these alternatives in connection with this resolution.

After careful consideration, the Board has determined that an advisory vote on the compensation of our named executive officers that occurs every year is the most appropriate alternative for us. Therefore, the Board recommends that you vote for holding an advisory vote on executive compensation every one year. In making its determination, the Board considered that an annual advisory vote will allow our shareholders to provide us every year with their views on our executive compensation philosophy, policies and practices as disclosed in our proxy statement and will foster more useful communication with our shareholders by providing them with a clear and timely means to express any concerns and questions regarding our executive compensation program.

In voting on this resolution, you should mark your proxy for every one, two or three years based on your preference as to the frequency with which an advisory vote on the compensation of our named executive officers should be held. If you have no preference, you may abstain from voting. Although this vote is advisory and non-binding, the Company and the Board value the opinions of our shareholders and will consider the outcome of this vote when determining the frequency of future advisory votes on executive compensation.

The option of one, two or three years that receives a plurality of the votes cast on this proposal will be deemed the preferred option of our shareholders. Abstentions and broker non-votes will be counted for purposes of establishing a quorum, but will not be counted in evaluating the results of the vote.

Your Board of Directors unanimously recommends a vote for holding advisory votes on the compensation of the Company's named executive officers every ONE YEAR.

Proposal No. 4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the 2010 fiscal year. Although action by the shareholders in this matter is not required, the Audit Committee believes that shareholder ratification of its appointment of Deloitte & Touche LLP is appropriate because of the independent registered public accounting firm’s role in reviewing the quality and integrity of the Company’s internal control over financial reporting. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year. Abstentions and broker non-votes (if any) will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider (but may decide to maintain) its appointment of Deloitte & Touche LLP.

Your Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES
The executive officers of the Company are Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason. Biographical information with respect to the executive officers is set forth under “Board of Directors” beginning on page 4 of this Proxy Statement. The executive officers are elected by, and serve at the pleasure of, the Board. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started

Dennis S. Bailey	65	Region President overseeing our Houston Division since March 2010 and our Indianapolis, Chicago and Cincinnati Divisions since October 2006. Mr. Bailey was Region President overseeing our Columbus Division from October 2006 to September 2010. Prior to October 2006, Mr. Bailey was President of Tadian Homes and Michigan Division President of Neumann Homes.	2006

Paul S. Rosen	60	Chief Executive Officer of M/I Financial since February 1994, President of M/I Financial since August 1995 and Senior Vice President of the Company since February 1999.	1993

Fred J. Sikorski	56	Region President overseeing our Columbus Division since September 2010, our Raleigh and Charlotte Divisions since May 2008 and our Tampa and Orlando Divisions since December 2006. Prior to 2006, Mr. Sikorski was Region President of our South Florida Region, Area President of our Tampa Division and Division President of our Tampa Division.	1998

PRINCIPAL SHAREHOLDERS
The following table sets forth, as of March 9, 2011, the number and percentage of the outstanding Common Shares beneficially owned by (1) each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares, (2) each of the Company’s directors, nominees for director and Named Executive Officers and (3) all of the current directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares(1)	Percent of Class
Joseph A. Alutto, Ph.D.	25,044 (2)	*
Friedrich K. M. Böhm	34,576 (2)	*
Phillip G. Creek	230,513 (2)	1.2%
Thomas D. Igoe	25,904 (2)	*
J. Thomas Mason	90,682 (2)	*
Jeffrey H. Miro	45,484 (2)	*
Robert H. Schottenstein	1,016,836(2)(3)	5.3%
Norman L. Traeger	38,458 (2)	*
Sharen Jester Turney	—	—
All current directors and executive officers as a group (9 persons)	1,507,497	7.7%
FMR LLC 82 Devonshire Street Boston, MA 02109	2,741,453 (4)	14.8%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,688,400 (5)	14.5%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	1,487,150 (6)	8.0%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,404,470 (7)	7.5%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,214,696 (8)	6.6%

*	Less than 1.0% of the outstanding Common Shares.

(1)
The amounts shown include 17,815, 19,109, 6,475, 4,170, 2,420, 12,380, 2,662 and 15,613 Common Shares held by Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, J. Thomas Mason, Jeffrey H. Miro, Robert H. Schottenstein and Norman L. Traeger, respectively, under the terms of the Company’s Amended and Restated Executives’ Deferred Compensation Plan (the “Executives’ Deferred Compensation Plan”) or the Company’s Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), as applicable. Under the terms of the Executives’ Deferred Compensation Plan and the Director Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to the terms of the plan.

(2)
The amounts shown include 5,300, 219,542, 6,500, 78,262, 6,500, 378,146 and 6,500 Common Shares for Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, J. Thomas Mason, Jeffrey H. Miro, Robert H. Schottenstein and Norman L. Traeger, respectively, which underlie currently exercisable stock options. The amounts shown also include 6,027 Common Shares held by each of Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger in the form of stock units issued pursuant to the Company’s Amended and Restated 2006 Director Equity Incentive Plan (the “2006 Director Plan”) and the Company's 2009 Long-Term Incentive Plan (the "2009 LTIP"). Under the terms of the 2006 Director Plan and the 2009 LTIP, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan in the form of stock units, until such Common Shares are distributed pursuant to the terms of the plan.

(3)
625,400 of these Common Shares are held of record by IES Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein is the sole manager of IES Family Holdings No. 2, LLC and has sole voting and dispositive power with respect to such 625,400 Common Shares. 10,000 of these Common Shares are owned by Robert H. Schottenstein’s spouse, as to which Mr. Schottenstein disclaims beneficial ownership. 628 of these Common Shares are directly owned by Robert H. Schottenstein. The address of Robert H. Schottenstein is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.

(4)
Based on information set forth in a Schedule 13G/A dated February 11, 2011, which was filed on behalf of FMR LLC, a parent holding company, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and a registered investment adviser, Edward C. Johnson 3d, Chairman of FMR LLC, and Fidelity Low-Priced Stock Fund (the “Fund”), a registered investment company. Fidelity is the beneficial owner of 1,818,693 of such Common Shares as a result of acting as investment adviser to various investment companies. PGALLC is the beneficial owner of 922,760 of such Common Shares as a result of serving as investment adviser to various investment companies. Mr. Johnson, through his control of FMR LLC, and FMR LLC, through its control of Fidelity, PGALLC and the Fund, each has sole dispositive power with respect to all of such Common Shares and sole voting power with respect to 922,760 of such Common Shares. The Fund has sole voting power with respect to 1,818,693 of such Common Shares, and Fidelity carries out the voting of the Common Shares held by the Fund under written guidelines established by the Fund’s Board of Trustees.

(5)
Based on information set forth in a Schedule 13G/A filed on January 10, 2011, which was filed on behalf of BlackRock, Inc., a parent holding company, BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors LLC and BlackRock Investment Management, LLC. BlackRock, Inc. is the beneficial owner of such Common Shares and has sole voting and sole dispositive power with respect to all of such Common Shares.

(6)
Based on information set forth in a Schedule 13G/A dated February 4, 2011, which was filed on behalf of Franklin Resources, Inc. (“FRI”), Franklin Advisory Services, LLC, an indirect wholly-owned investment management subsidiary of FRI (“FAS”), and Charles B. Johnson and Rupert H. Johnson, Jr., the principal shareholders of FRI. FAS has sole voting power with respect to 1,427,050 of such Common Shares and sole dispositive power with respect to all of such Common Shares. For purposes of Rule 13d-3 under the Exchange Act, each of FRI, Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed to be a beneficial owner of the Common Shares held by FAS; however, each of FRI, Charles B. Johnson and Rupert H. Johnson disclaims beneficial ownership of such Common Shares.

(7)
Based on information set forth in a Schedule 13G/A dated February 14, 2011, which was filed on behalf of T. Rowe Price Associates, Inc. (“Price Associates”), a registered investment adviser, who has sole voting power with respect to 488,700 of such Common Shares and sole dispositive power with respect to all of such Common Shares. These Common Shares are owned by various individual and institutional clients for which Price Associates serves as investment adviser with power to direct investments and/or vote such Common Shares. For purposes of the reporting requirements of the Exchange Act, Price Associates may be deemed to be the beneficial owner of such Common Shares; however, Price Associates expressly denies that it is, in fact, the beneficial owner of such Common Shares.

(8)
Based on information set forth in a Schedule 13G/A dated February 11, 2011, which was filed on behalf of Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser who, in its role as investment adviser or manager to four registered investment companies and certain other commingled group trusts and separate accounts (collectively, the “Funds”), has sole voting power with respect to 1,175,304 of such Common Shares and sole dispositive power with respect to all of such Common Shares. All of such Common Shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such Common Shares.

In addition to our Common Shares, on March 15, 2007, we issued 4,000,000 Depositary Shares, each representing 1/1000th of a 9.75% Series A Preferred Share of the Company (the “Preferred Shares”). The Preferred Shares are not convertible into our Common Shares or any other securities and have no voting rights, except as otherwise required by applicable Ohio law. Except as noted below, none of our directors, nominees for director or executive officers (including the Named Executive Officers) owned any of our Preferred Shares as of March 9, 2011.
Robert H. Schottenstein beneficially owns 74,050 Depositary Shares (1.8% of the outstanding Depositary Shares), of which (1) 1,000 are held in the Irving E. Schottenstein Marital Trust 1, of which Mr. Schottenstein is one of four trustees, (2) 61,100 are held in the Irving E. Schottenstein Marital Trust 2, of which Mr. Schottenstein is one of four trustees, (3) 5,950 are held in the Irving E. Schottenstein Insurance Trust, of which Mr. Schottenstein is one of three trustees, (4) 2,000 are held in the Alissa Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee, (5) 2,000 are held in the Joshua Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee and (6) 2,000 are held in the Leah Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee. Mr. Schottenstein, in his capacity as a trustee of each of these trusts, has sole voting power (to the extent applicable) and sole dispositive power with respect to all such Depositary Shares and disclaims beneficial ownership of all such Depositary Shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, objectives and policies, the components of compensation for our Named Executive Officers and the decisions of the Compensation Committee (the “Committee”) with respect to the Named Executive Officers' compensation for 2010. This CD&A is also intended to provide a context for the data we present in the executive compensation tables and related footnotes and narrative below.

Through a mix of base salary, annual performance bonus, long-term equity incentive awards and benefits and perquisites, the Committee seeks to promote four primary objectives: (1) attracting and retaining exceptional executive officers; (2) motivating and engaging those executive officers; (3) rewarding performance; and (4) aligning the interests' of our executives with the interests of our shareholders.

When the Committee established our 2010 executive compensation program in December 2009 and the first quarter of 2010, the homebuilding industry continued to face challenging conditions amid the ongoing housing downturn that began in 2006. These conditions included, among others things, a persistent oversupply of homes for sale combined with soft demand, rising sales of lender-owned homes acquired through foreclosure, reduced credit availability, high unemployment, low consumer confidence and generally weak economic conditions. The Committee anticipated that 2010 would be characterized by these same challenges and volatility and uncertainty would continue to reign in the homebuilding industry throughout the year. At the time of establishing the 2010 executive compensation program, the Committee also noted our improved financial results in 2009, including the substantial improvement in our pre-tax income (loss) from continuing operations, excluding extraordinary items such as impairments, inventory write-offs, drywall, significant litigation and settlements, and similar costs associated with one-time extraordinary events (“Adjusted Pre-Tax Income (Loss) from Continuing Operations”), increases in new contracts, homes delivered, margins and market-share, higher customer satisfaction ratings and the strengthening of our balance sheet.

Against this backdrop, the Committee made three principal changes to our executive compensation program for 2010. First, the Committee elected to return to an annual performance bonus program based on pre-determined, objective performance goals. For 2009, the Committee elected to forego its historical past practice of basing each Named Executive Officer's annual performance bonus on pre-determined, objective performance goals and, instead, adopted a discretionary bonus program for 2009 based on the extraordinary circumstances (especially uncertainty) facing the homebuilding industry and economy in general. While considerable volatility and uncertainty remained in the homebuilding industry and economy in general in 2010, the Committee believed that conditions had sufficiently moderated to return to our historical past practice with respect to the annual performance bonus. As a result, for 2010, each Named Executive Officer was eligible to receive a cash performance bonus pursuant to our shareholder approved 2009 Annual Incentive Plan based on: (1) 70% on our Adjusted Pre-Tax Income (Loss) from Continuing Operations; (2) 20% on our market presence; and (3) 10% on our 2010 homebuyer satisfaction ratings. The Committee believed that these performance goals provide for a balanced approach to measuring our performance. Based on our achievement of certain market presence and homebuyer satisfaction ratings performance goals, Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason received cash bonuses for 2010 in the amounts of $315,000, $150,000 and $54,000, respectively, which amounts in each case represented 12% of their respective maximum potential performance bonus opportunities for 2010. While we reduced our Adjusted Pre-Tax Loss from Continuing Operations by 60% in 2010, the Named Executive Officers earned no bonus for this performance goal.

Second, the Committee increased the base salary of Mr. Mason to $450,000 in 2010 based on the importance and continuing expansion of the scope of his responsibilities as well as his individual performance since 2007 when his salary was last increased. The Committee did not change the base salaries for Messrs. Schottenstein and Creek, which remained at $750,000 and $500,000, respectively.

Third, the Committee increased the number of service-based stock options awarded to each Named Executive Officer by 20% based primarily on the improvement in our performance in 2009 and to motivate the Named Executive Officers to remain with us and continue to contribute to improving our long-term performance. As a result, Messrs. Schottenstein, Creek and Mason received options to purchase 72,000, 48,000 and 24,000 Common Shares that vest in equal 20% increments over a five-year period, subject to the Named Executive Officer's continued employment on the applicable vesting date.

Despite the continuation of the housing downturn and the prevailing volatility and uncertainty in the homebuilding industry in 2010, we improved our operating performance in numerous respects in 2010 and believe we made meaningful progress on a number of fronts in our strategy to return to profitability. The following highlights some of the notable areas of achievement in 2010 that we use in evaluating performance and making compensation decisions:

•	Adjusted Pre-Tax Income (Loss). Adjusted Pre-Tax Loss from Continuing Operations improved 60%;

•	Net Income (Loss). Net loss improved 58%;

•	Revenue. Total revenue increased 8%;

•	Expense Management. General and administrative expenses decreased 9%;

•
Homebuyer Satisfaction Ratings. We improved our homebuyer satisfaction ratings in all of our markets, and were ranked number one by J.D. Power & Associates in customer satisfaction and new home quality in Washington D.C. and new home quality in Tampa, Florida;

•
Land and Homebuilding Activities. We opened 41 new communities with the majority located in our Washington D.C., Chicago, Illinois, Raleigh, North Carolina and Charlotte, North Carolina markets, and we entered the Houston, Texas market;

•
Balance Sheet. We entered into a new three-year secured credit facility with an aggregate commitment of $140 million, consummated a tender offer for our outstanding 6.875% senior notes due 2012 in which we repurchased $158.6 million (of the $200 million outstanding) of such senior notes, issued $200 million of 8.625% senior notes due 2018, and maintained our significant liquidity ending 2010 with more than $123 million in cash; and

•
Total Shareholder Return.  Our total shareholder return over the prior one- and three-year period was 48% and 14%, respectively, which ranked in the 100th and 90th percentile, respectively, of the peer group of publicly-traded homebuilders that we use in connection with determining our executive compensation (as identified below).

Compensation Philosophy and Objectives

Our executive compensation program is designed and administered to promote the following philosophy and objectives:

•
Attract and Retain. Compensation should reflect the value of the job in the marketplace. To attract and retain exceptional executives, our executive compensation must remain competitive with the compensation programs of other publicly-traded homebuilders which compete with us for talent.

•	Motivate and Engage. Compensation should motivate and engage our executive officers to perform at the highest level and achieve our financial and strategic business goals and objectives.

•
Reward Performance. Compensation should be dependent on, and reward executives on the basis of, both individual and company performance with an increasing proportion of pay at risk and directly linked to company performance as an executive's scope of responsibility increases.

•	Alignment with our Shareholders. Compensation should be structured to align our executives' interests with the interests of our shareholders with the ultimate goal of maximizing shareholder value.

The Committee believes that the overall structure of our compensation program should be fundamentally the same across the entire management team to promote teamwork and cohesion. For this reason, while actual compensation levels will vary based on differences in job responsibilities, individual performance and the compensation paid to similarly-situated executives within our peer group, the Named Executive Officers generally receive the same components of compensation (i.e., base salary, annual performance bonus, long-term equity incentive awards and benefits and perquisites) as the rest of our management team. In addition, although not identical, similar performance goals apply to the annual performance bonuses that the Named Executive Officers and the rest of the management team are eligible to receive. For example, for 2010, each management team member's annual performance bonus was based, in part, on our Adjusted Pre-Tax Income (Loss) from Continuing Operations, market presence and homebuyer satisfaction ratings. The Committee believes this consistency ensures that the entire management team focuses on the same corporate goals and objectives and shares in the risks and rewards of our performance in a similar manner, reduces the likelihood of excessive risk taking and further promotes an environment of team work and collaboration.

Role of Executive Officers

Consistent with its past practice, in 2010, the Committee requested that our Chief Executive Officer, with the assistance of other members of management from our Finance, Legal and Human Resources departments, make initial recommendations to the Committee regarding the design of the 2010 executive compensation program. The Committee requested that the Chief Executive Officer and such other members of management focus on (1) the types and amounts of the performance goals for the 2010 performance bonus program and (2) the amount of the 2010 equity-based compensation awards. Thereafter, in the course of its deliberations regarding the design of the 2010 executive compensation program, the Committee from time to time solicited further input and recommendations from the Chief Executive Officer and such other members of management, who at the request of the Committee attended and participated in some of the Committee meetings. The Committee believes this input is valuable because of the Chief Executive Officer's close work with the other Named Executive Officers and management's detailed knowledge of our business and financial and operational performance. The Committee, however, has sole authority to determine all elements of executive compensation and makes all final determinations regarding the Named Executive Officers' compensation.

Use of Compensation Consultants

Since 2007, the Committee has annually engaged Hewitt Associates, an outside human resources consulting firm, to assist the Committee in varying degrees in designing the executive compensation program. In November 2009, the Committee engaged Hewitt Associates to advise the Committee in connection with the development of our 2010 executive compensation program. At the request of the Committee, Hewitt Associates focused, in particular, on the annual performance bonus program, including current market trends and practices, the alignment of compensation with shareholders, institutional investors and the corporate governance policies of certain proxy advisory firms, the relationship between compensation and our business strategy and performance and providing a balanced range of bonus opportunities. Hewitt Associates also provided and analyzed competitive pay data for our peer group. At the request of the Committee, Hewitt Associates participated in all of the Committee meetings at which the 2010 executive compensation program was established and discussed with management the recommendations that management planned to make to the Committee regarding compensation for the Named Executive Officers for 2010.

During 2010, Hewitt Associates and its affiliates provided no services to us or our affiliates other than those services provided to the Committee as described above relating to the 2010 executive compensation program. In addition, the Committee requested and received from Hewitt Associates a statement detailing its qualifications of independence as an advisor.

Setting Executive Compensation

During the first quarter of each year, the Committee evaluates the performance of our Named Executive Officers, determines whether they will receive bonuses for the prior year based on performance in that year and establishes the compensation program for the current year.

In connection with establishing the Named Executive Officers' 2010 compensation, the Committee reviewed and analyzed the following information:

•
reports prepared by our Human Resources Department reviewing our financial performance during the preceding four fiscal years and the performance bonuses paid and the equity-based compensation granted to each Named Executive Officer with respect to the same period;

•	the individual performance of each Named Executive Officer during 2009;

•
competitive data prepared by Hewitt Associates, including information (derived from the most recent publicly available data) comparing the total annual compensation and each principal component of compensation received by each Named Executive Officer against similarly-situated executive officers of the peer group of publicly-traded homebuilders set forth below (the “Peer Group”) and the total shareholder returns among M/I Homes and the Peer Group companies. The Peer Group consisted of:

Beazer Homes USA, Inc.	M.D.C. Holdings, Inc.
Brookfield Homes Corporation	Meritage Homes Corporation
Centex Corporation	NVR, Inc.
D. R. Horton, Inc.	Pulte Homes, Inc.
Hovnanian Enterprises, Inc.	The Ryland Group, Inc.
KB Home	Standard Pacific Corp
Lennar Corporation	Toll Brothers, Inc.

•
reports prepared by our Human Resources Department detailing the stock option holdings of the participants, including the Named Executive Officers, under our 1993 Stock Incentive Plan as Amended (the “1993 Plan”) and our 2009 LTIP, the shareholder-approved equity compensation plans that we have used to provide equity-based compensation. These reports included historical information concerning the stock options previously granted to each Named Executive Officer, the number of options he currently holds, the number of vested and unvested options he currently holds, the number of options he has exercised, the vesting schedule for the unvested options, the exercise price for the options he currently holds, the number of options underwater (i.e., the exercise price exceeded the then current price of our Common Shares on the NYSE) and our burn rate; and

•
tally sheets prepared by our Human Resources Department setting forth the dollar value of each component of compensation for the Named Executive Officers for 2009 and 2010, including base salary, annual performance bonus, service-based stock options, benefits and perquisites and potential payments upon a change of control.

The Committee, with the assistance of management and Hewitt Associates, selected our Peer Group based on the other publicly-traded homebuilders with whom we believe we compete for personnel, customers and/or investment. In 2010, the Peer Group remained the same as 2009, except that any information for Centex Corporation related only to the period prior to August 2009 when it merged with and into Pulte Homes, Inc.  As a result of this merger, Centex Corporation will not be a part of our peer group for 2011.

Consistent with our objective of attracting and retaining exceptional executives, the Committee analyzed the Peer Group data to gain a general understanding of the current compensation practices of our competitors and ensure that the total compensation and each principal component of compensation received by the Named

Executive Officers was generally consistent and competitive with the components, forms and amounts of compensation paid by our competitors as well as reasonable on a relative basis. In addition, the Committee analyzed the data to determine what, if any, changes our competitors were making to their executive compensation programs (whether in the form or amount of compensation) as a result of the continuation of the downturn in the homebuilding industry. The Committee recognizes that peer group data is an important indicator of competitiveness and compensation trends. However, the Committee also recognizes that each company within the Peer Group is unique and, therefore, believes that peer group data should be used only as a point of reference and one of several factors considered in setting executive compensation as opposed to a determinative factor. As a result, the Committee did not use the Peer Group data to benchmark our executive compensation program, or any component of our executive compensation program, to a specific level of compensation paid by our competitors (e.g., market median) and has discretion in determining the nature and extent of its use of such data.

Components of 2010 Executive Compensation

For 2010, the principal components of our executive compensation program were:

•	base salary;

•	annual cash performance bonus;

•	equity-based compensation in the form of stock options that vest over five years based on continued employment; and

•	benefits and perquisites.

We provided these same components in 2009. After analyzing the Peer Group data as well as the other information discussed above and considering the impact of the continued downturn in the homebuilding industry, the Committee concluded that these components remained appropriate and consistent with the competitive pay practices within our Peer Group and our executive compensation philosophy and objectives. As a result, the Committee elected not to change the components of compensation in 2010. As discussed below, the Committee did, however, make certain changes within these components in 2010, especially with respect to the annual cash performance bonus component.

The Committee believes that each component of our executive compensation program serves a unique role in helping us achieve our overall executive compensation philosophy and objectives. For this reason, we do not have a pre-established formula or target for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, the Committee annually reviews peer group data, the current facts and circumstances impacting our business, the homebuilding industry and the general economy, our short- and long-term goals and our past practices and subjectively determines what it believes is the appropriate mix of compensation to best promote our executive compensation philosophy and objectives. Historically and in 2010, a significant percentage of our executive compensation was at risk and weighted towards company performance and stock price appreciation. The Committee believes this is a key to our long-term success. For 2010, approximately 80%, 75% and 56% of Robert H. Schottenstein's, Phillip G. Creek's and J. Thomas Mason's respective potential total compensation was variable and tied to our performance or stock price.

Base Salary

We use base salary as the guaranteed or fixed component of the Named Executive Officers' annual cash compensation and believe that it is an important tool in attracting and retaining executives and motivating and rewarding individual performance. The salary component is also designed to provide a steady income regardless of our short-term performance and the performance of our Common Shares so that executives do not feel pressured to take unnecessary or excessive risks or focus exclusively on the price of our Common Shares to the detriment of other important business metrics. The Committee annually reviews and subjectively determines each Named Executive Officer's base salary level. In February 2010, during this review, the Committee considered:

•	the base salary levels of similarly-situated executives in our Peer Group based on the data compiled by our Human Resources Department and Hewitt Associates;

•	each Named Executive Officer's individual performance and contributions to our performance in 2009;

•	each Named Executive Officer's scope of responsibility and the importance of his job function;

•	each Named Executive Officer's level of experience and tenure; and

•	the then current state of the homebuilding industry and the economy in general.

Based on this review, the Committee increased the base salary of J. Thomas Mason from $350,000 to $450,000 and did not change the base salaries of Robert H. Schottenstein and Phillip G. Creek which remained at the levels established by the Committee in February 2007. The Committee increased Mr. Mason's base salary based on the importance and continuing expansion of the scope of his responsibilities, his individual performance since February 2007 when his salary was last increased and the compensation paid to similarly-situated executives in our Peer Group. In particular, the Committee recognized that, in addition to serving as our General Counsel, Mr. Mason has been increasingly serving in an expanded operational role, including the areas of human resources, risk management and land acquisitions, dispositions and development. In light of the continuation of the downturn in the homebuilding industry, the expectation that the homebuilding industry would experience significant challenges, volatility and uncertainty in 2010 and our continued focus on expense management, the Committee determined that salary increases for Messrs. Schottenstein and Creek were not appropriate.
Annual Performance Bonus
Overview. Because motivating our Named Executive Officers to contribute to, and rewarding them on the basis of, corporate performance and aligning the interests of our Named Executive Officers with the interests of our shareholders represent the core of our executive compensation philosophy and objectives, the annual cash performance bonus opportunity has historically represented the most significant portion of each Named Executive Officer's potential total annual compensation. The Committee believes this fosters a results-driven, pay-for-performance culture and builds accountability.

Historically, the Named Executive Officers annual cash performance bonuses have been based upon our achievement of pre-determined, objective performance goals established by the Committee pursuant to the terms of our shareholder-approved cash incentive plan during the first quarter of the year when achievement of such goals is substantially uncertain. In 2009, the Committee deviated from this past practice and elected not to adopt a specific annual performance bonus program based on pre-determined, objective performance goals, and instead, determined that any performance bonuses for the Named Executive Officers would be discretionary bonuses awarded by the Committee in its sole discretion after the conclusion of 2009. The Committee elected to use a discretionary bonus program for 2009 because it believed that, as a result of the extraordinary conditions then prevailing in the homebuilding industry and the economy in general, selecting specific, objective performance goals at the beginning of 2009 that would effectively measure and reward our performance for the entire year would be especially difficult and would not afford the Committee sufficient flexibility to measure and reward performance.

For 2010, the Committee elected to return to an annual cash performance bonus program based on pre-determined, objective performance goals for two primary reasons. First, when the Committee moved to a discretionary bonus program for 2009, it considered the move to be temporary. The Committee intended to return to its historical past practice when the extraordinary economic conditions prevailing in early 2009 in the homebuilding industry and the economy in general moderated. While considerable volatility and uncertainty remained in the homebuilding industry and economy in general in early 2010, the Committee believed that current market conditions had moderated sufficiently for it to be able to select objective performance goals that would effectively measure and reward performance for the entire year and provide sufficient flexibility.

Second, after consulting with Hewitt Associates, the Committee determined that returning to its historical past practice was consistent with market practices. Additionally, the Committee continued to believe that an annual performance bonus program based on pre-determined, objective performance goals was better suited to further our executive compensation philosophy and objectives of motivating and rewarding performance and aligning the interests of our Named Executive Officers with the interests of our shareholders.

As a result of its decision, in February 2010, the Committee established, pursuant to the 2009 Annual Incentive Plan, the annual cash performance bonus program for 2010, including the award formulas and the performance goals to be measured to determine the amount (if any) of the performance bonus that each Named Executive Officer would earn for 2010 and the maximum bonus each would be eligible to earn. For 2010, the Committee established maximum potential performance bonuses for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason of 350%, 250% and 100% of their respective 2010 base salaries. These were the same maximum potential performance bonuses that have applied to Mr. Schottenstein since 1999 and Messrs. Creek and Mason since 2006. The Committee concluded that these maximums remain appropriate based on the annual performance bonus opportunities for similarly-situated executives in our Peer Group, our past practices and the Named Executive Officer's scope of responsibility (i.e., as an executive's scope of responsibility increases, the proportion of compensation that is performance-based increases). Under the 2009 Annual Incentive Plan, the Committee has the authority to exercise negative discretion and reduce the amount of compensation to be paid to a participant with respect to an award.

The Committee established the award formulas and performance goals based on numerous factors, including our 2010 financial projections and operational plan and goals, the prevailing conditions in the homebuilding industry (i.e., some stabilization but considerable continued challenges, volatility and uncertainty), our past compensation practices, our past performance, the executive's scope of responsibility and individual performance. The Committee also reviewed the performance goals and bonus opportunities for similarly-situated executives in our Peer Group. The Committee did not attach a specific weight to any of these factors, or rely on a specific formula, but instead took all of the factors into account and used its judgment and discretion to subjectively establish the award formulas and performance goals. While the dollar amount that each Named Executive Officer could earn at each performance level varied by executive, the Committee aligned the payout opportunities so that each executive earned the same percentage of his maximum performance bonus opportunity at each of the performance levels.

For 2010, the Committee selected the following performance goals: (1) Adjusted Pre-Tax Income (Loss) from Continuing Operations; (2) our market presence (measured based on the number of closings in each of our divisions and our entry into new markets); and (3) homebuyer satisfaction ratings. Each Named Executive Officer's performance bonus opportunity was based 70% on Adjusted Pre-Tax Income (Loss) from Continuing Operations, 20% on our market presence and 10% on homebuyer satisfaction ratings.

Adjusted Pre-Tax Income (Loss) from Continuing Operations. The Committee selected Adjusted Pre-Tax Income (Loss) from Continuing Operations because it believes this financial goal focuses the Named Executive Officers on returning us to profitability and is a representative measure that is most directly tied to creating return for our shareholders. At the same time, in the Committee's view, an income-based performance goal encourages the Named Executive Officers to take a more balanced approach to our performance because it requires them to focus on our overall performance, including both revenue growth and expense management. In addition, the Committee considered that this performance goal was consistent with our focus on improving margins and return on investment in 2010. The Committee selected Adjusted Pre-Tax Income (Loss) from Continuing Operations as opposed to net income (loss) based on our expectation that we would continue to incur impairments and other extraordinary write-offs in 2010 that could not be quantified or predicted with a reasonable degree of certainty at the beginning of the year as a result of the continued challenges, volatility and uncertainty facing the homebuilding industry.

The Committee established minimum and maximum Adjusted Pre-Tax Income (Loss) from Continuing Operations goals of ($7.5 million) and $40.0 million, respectively. As such, no Named Executive Officer would earn any bonus for this performance goal unless we reduced our Adjusted Pre-Tax Loss from Continuing Operations by at least 61%, and maximum bonuses would be earned only if we improved our Adjusted Pre-Tax Income (Loss) from Continuing Operations by more than 300%.

When establishing the 2010 performance bonus program, the Committee expected that the downturn in the homebuilding industry that began in 2006 would continue relatively unabated through 2010. The Committee believed that the Named Executive Officers had effectively managed the company to date through the downturn and were critical to our future success but also recognized that we had not yet returned to profitability. As a result, the Committee designed the Adjusted Pre-Tax Income (Loss) from Continuing Operations performance goal to (1) require a substantial reduction in our Adjusted Pre-Tax Loss from Continuing Operations before any bonus would be earned (without requiring an unrealistic reduction) and (2) provide a wide range in the amounts that could be earned depending on our performance so that the Named Executive Officers would earn a relatively small amount at the threshold performance level but would earn a much more significant amount if we materially exceeded our expectations. The Committee believed that this design would both (1) motivate and reward the Named Executive Officers for meaningful improvement in our performance and (2) more effectively align the interests of the Named Executive Officers with the interests of our shareholders by placing a premium on superior performance and profitability.

The following table sets forth the specific amount that each Named Executive Officer was eligible to earn based on our achievement of the minimum or maximum performance levels:

Adjusted Pre-Tax Income (Loss) from Continuing Operations Performance Goal

Named Executive Officer	Amount Earned at Minimum(1)	Amount Earned at Maximum(1)
Robert H. Schottenstein	$110,250	$1,837,500
Phillip G. Creek	$52,500	$875,000
J. Thomas Mason	$18,900	$315,000

(1) The amounts earned increase proportionately between the performance levels.

Homebuyer Satisfaction Ratings. Consistent with past practice, the Committee selected homebuyer satisfaction ratings as one of the performance goals because it believes this goal effectively measures our customer service and quality which are critical to our short- and long-term success. In addition, since our founding, customer service and quality have been a strategic priority for us and, we believe, a key factor in distinguishing us from our competitors. For 2010, the Committee established minimum and maximum homebuyer satisfaction ratings goals (based on our survey score to the question “Would you recommend M/I Homes to a friend or relative?”) of 91% and 95%, respectively, on the 30 day homebuyer satisfaction survey and 87% and 91%, respectively, on the six month homebuyer satisfaction survey. The average homebuyer satisfaction rating was rounded up or down to the nearest whole number for purposes of calculating the amount earned. The minimum and maximum ratings were established based on our goal of placing in the top 10% of all homebuilders in terms of homebuyer satisfaction ratings. We based one-half of the bonus related to homebuyer satisfaction ratings (i.e., 5% of the total bonus opportunity) on the 30 day survey score and one-half on the six month survey score to ensure that the ratings effectively measure our customer service and quality.

The following tables set forth the specific amount that each Named Executive Officer was eligible to earn based on our achievement of the minimum or maximum homebuyer satisfaction ratings performance levels:

Homebuyer Satisfaction Ratings Performance Goal - 30 Day Survey

Named Executive Officer	Amount Earned at Minimum(1)	Amount Earned at Maximum(1)
Robert H. Schottenstein	$26,250	$131,250
Phillip G. Creek	$12,500	$62,500
J. Thomas Mason	$4,500	$22,500

(1) The amounts earned increase proportionately between the performance levels.

Homebuyer Satisfaction Ratings Performance Goal - Six Month Survey

Named Executive Officer	Amount Earned at Minimum(1)	Amount Earned at Maximum(1)
Robert H. Schottenstein	$26,250	$131,250
Phillip G. Creek	$12,500	$62,500
J. Thomas Mason	$4,500	$22,500

(1) The amounts earned increase proportionately between the performance levels.

Market Presence. For the first time, the Committee selected the market presence performance goal in 2010. The Committee selected this performance goal to focus our Named Executive Officers on our company goal of increasing market share in each of our nine geographic divisions and identifying new markets. We believe that growing our market share in each division affords us certain economies of scale and can be a key contributor to increasing our revenue and our margins. In addition, the market presence performance goal is consistent with our operational goal of focusing on investing in new communities. Under the market presence performance goal, each Named Executive Officer was eligible to receive 2% of his maximum bonus opportunity for each division that delivered at least 300 homes in 2010 and for each new market that we entered in 2010 up to a maximum of 20% of his maximum bonus opportunity.

The following table sets forth the specific amount that each Named Executive Officer was eligible to earn based on our achievement of the minimum or maximum market presence performance levels:

Market Presence Performance Goal

Named Executive Officer	Amount Earned at Minimum	Amount Earned at Maximum
Robert H. Schottenstein	$52,500	$525,000
Phillip G. Creek	$25,000	$250,000
J. Thomas Mason	$9,000	$90,000

2010 Results. In 2010, we reduced our Adjusted Pre-Tax Loss from Continuing Operations by 60% to $7.7 million. Despite this reduction, we narrowly missed achieving the minimum level of Adjusted Pre-Tax Income (Loss) from Continuing Operations established by the Committee, and, therefore, the Named Executive Officers did not earn any bonus based on this performance goal. In 2010, we achieved homebuyer satisfaction ratings scores of 93.8% on the 30 day homebuyer satisfaction survey and 90.3% on the six month homebuyer satisfaction survey. These scores reflect an improvement from 2009 of 1.1 percentage points on each of the

30 day and six month scores. As a result of our performance, Messrs. Schottenstein, Creek and Mason earned $210,000, $100,000 and $36,000, respectively, with respect to the homebuyer satisfaction performance goal. In 2010, our Columbus division delivered more than 300 homes and we entered the Houston, Texas market. As a result of our performance, Messrs. Schottenstein, Creek and Mason earned $105,000, $50,000 and $18,000, respectively, with respect to the market presence performance goal.

Equity-Based Compensation

For many years, the Committee has granted our Named Executive Officers (and other members of management) annual service-based stock option awards. The Committee believes that, because stock options have value only if the price of our Common Shares increases, stock options are inherently tied to our performance and shareholder return and align the interests of our Named Executive Officers with the interests of our shareholders. The Committee further believes that stock options encourage our Named Executive Officers to focus on our long-term performance and increase their investment in M/I Homes and provide a check on excessive risk taking in the short-term.

The annual service-based stock option awards vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option is granted and expire ten years after the date of grant. The Committee believes that the five-year vesting schedule also serves as a valuable retention tool and is consistent with the nature of the homebuilding business (i.e., the business requires a relatively long-term time horizon before a financial benefit is realized).

The Committee grants all equity-based awards (including awards to our non-employee directors) pursuant to the 2009 LTIP. Except in the case of grants for new hires (which are made at the first Committee meeting following the hiring date), the Committee grants all employee stock options at its first regularly scheduled Committee meeting of the year (typically in February). Our Board generally establishes the date of this meeting many months in advance and the meeting follows our release of earnings for the prior year so that the price of our Common Shares at the time of grant can reasonably be expected to fairly represent the market's collective view of our then current results. We do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. All stock options are awarded at the closing price of our Common Shares on the NYSE on the date of grant. The date of the Committee meeting at which the Committee approves the grant is the date of grant.

When determining the size of the annual service-based stock option awards to the Named Executive Officers in 2010, the Committee considered the following factors:

•	the long-term incentive opportunity for similarly-situated executive officers in our Peer Group;

•	individual attributes such as scope of responsibility, the importance of the job function, individual performance, contributions to M/I Homes, and ability to impact our future performance;

•	expense estimates, the dilutive effect, and the impact on our burn rate of such awards;

•	our corporate performance; and

•
historical information detailing the stock options previously granted to each Named Executive Officer, the number of options he currently holds, the number of vested and unvested options he currently holds, the number of options he has exercised, the vesting schedule for the unvested options, the exercise price for the options he currently holds and the number of options underwater.

In February 2010, the Committee awarded Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason service-based stock options to purchase 72,000, 48,000 and 24,000 Common Shares, respectively. In each case, these awards represented a 20% increase from the number of service-based stock options the Named Executive Officers received in 2009. The grant date fair value of these awards was $420,480, $280,320 and $140,160 for Messrs. Schottenstein, Creek and Mason, respectively. The Committee increased the size of the service-based stock options based on four principal factors.

First and most significantly, the Committee increased the size of the awards based on our overall performance during 2009 versus 2008. In particular, the Committee noted the substantial reduction in our Adjusted Pre-Tax Loss from Continuing Operations, the management of expenses, the continued strength of our balance sheet and our homebuyer satisfaction ratings. The Committee believed that the Named Executive Officers' leadership was critical to our improved performance in 2009.

Second, the Committee believed that the increases (along with the five-year vesting schedule of the options) will further motivate the Named Executive Officers to remain with us and continue to contribute to and focus on improving our long-term performance as we manage our business through the current downturn.

Third, a significant number of the outstanding stock options, both vested and unvested, held by the Named Executive Officers remained underwater with many of the options having little chance to recover in value given the exercise price, term and current market conditions. Specifically, at that time, 95% of the vested options and 38% of the unvested options held by the Named Executive Officers were underwater. The Committee continued to be concerned that these underwater options provided diminished (if any) value as a retention tool or driver of long-term performance in support of our executive compensation philosophy.

Finally, the grant date fair value of the annual service-based stock options awarded to our Named Executive Officers in recent years continued to rank in the bottom quartile of our Peer Group. The Committee believed that the increases were appropriate to remain competitive with the Peer Group.

Benefits and Perquisites

Employee Benefits. We provide all of our employees, including our Named Executive Officers, with the opportunity to save for retirement through our defined contribution 401(k) Profit Sharing Plan (the “401(k) Plan”). We have also historically elected to make an annual profit sharing contribution to the 401(k) Plan on behalf of all employees. The 401(k) Plan limits the amount of a participant's annual compensation that is eligible for profit sharing to $50,000. For 2010, the company contribution made on behalf of each Named Executive Officer was $750. Our Named Executive Officers participate in the 401(k) Plan on the same terms as our other employees.

In an effort to maintain a healthy workforce, we provide all employees, including our Named Executive Officers, with the opportunity to participate in various health and welfare benefit programs, including medical, dental, vision, life and short-term disability insurance. We share the cost of these benefit programs with our employees and provide benefits at competitive market levels to help attract and retain employees. Our Named Executive Officers participate in these programs on the same terms as our other employees.

In addition to the aforementioned benefits, we also pay the premiums for a $4.0 million and $1.0 million supplemental split-dollar life insurance policy for the benefit of Robert H. Schottenstein and Phillip G. Creek, respectively, and reimburse them for the taxes they incur with respect to payment of the term portion of the premium for their respective policies. Prior to 2002, we provided this benefit to each of our executive officers for competitive reasons. Since 2002, we have continued (on the same terms without any material modification) only those split-dollar policies that were in force for our executive officers at the time of the adoption of the Sarbanes-Oxley Act of 2002 and have not provided this benefit to any of our new executive officers. Due to prevailing conditions in the investment market, in 2010, we elected not to fund the premium for the variable portion of the supplemental split-dollar life insurance policy for the benefit of either of Messrs. Schottenstein or Creek.

Perquisites. We do not provide our Named Executive Officers with any material perquisites or personal benefits, except that all Named Executive Officers, along with certain other members of management, are provided with a company-leased automobile for business and personal use or a monthly automobile allowance. The program is administered as part of our overall fleet program. The vehicle type and/or allowable expense are determined on a schedule based on position within M/I Homes. The Committee believes this limited perquisite is reasonable and consistent with our executive compensation philosophy and objectives and competitive market practices.

Payments in Connection with Termination of Employment or Change in Control

We do not currently have employment or severance agreements with any of our Named Executive Officers, other than the change in control agreements with the Named Executive Officers described below (the “Change in Control Agreements”). As a result, we are not obligated to pay any severance or other enhanced benefits to our Named Executive Officers upon termination of employment or a change in control of M/I Homes, except, as described below, for the benefits provided under the Change in Control Agreements, our equity compensation plans and our annual performance bonus plan under certain circumstances. The Committee believes these benefits are generally consistent with market practice within our Peer Group, help us attract and retain exceptional executives and, in the case of change in control benefits, align executive and shareholder interests by enabling the Named Executive Officers to pursue corporate transactions without a concern for job security.

Change in Control Agreements. In July 2008, we entered into a Change in Control Agreement with each of the Named Executive Officers. The Change in Control Agreements are identical in all respects, except for the amounts payable thereunder, and remain in effect for so long as the applicable Named Executive Officer is employed by us or until we mutually agree to terminate his Agreement.

As previously reported, the Committee determined that it was in our best interests to enter into the Change in Control Agreements with each of the Named Executive Officers based on several considerations. First, the Committee determined that the Change in Control Agreements serve as a retention tool and incentivize the Named Executive Officers to continue focusing on our business in the event of a potential change in control transaction. Second, given the unprecedented conditions in the homebuilding industry, the Committee believed that the Change in Control Agreements help to focus the Named Executive Officers on leading our business through these turbulent times. Third, the Committee recognized that the Change in Control Agreements help to ensure that the Named Executive Officers pursue business alternatives that maximize shareholder value without a concern for job security. Finally, based on its review of peer group data, the Committee determined we should enter into the Change in Control Agreements to ensure our compensation practices remained competitive.

Because the Change in Control Agreements are intended to provide the Named Executive Officers with a level of financial protection only upon loss of employment in connection with a change in control, the Change in Control Agreements require a “double trigger.” Under the Change in Control Agreements, if (1) we terminate a Named Executive Officer's employment without cause within six months prior to or twenty-four months after a change in control of M/I Homes or (2) a Named Executive Officer terminates his employment for good reason within twenty-four months after a change in control, such Named Executive Officer will be entitled to:

•	a lump sum payment equal to the sum of:

•	a pre-determined multiple of his then current annual base salary,

•	a pre-determined multiple of his average bonus earned during the five fiscal years immediately preceding the date of termination, and

•
a pro-rated amount of the annual bonus (if any) which the Named Executive Officer is eligible to receive with respect to the fiscal year in which his employment is terminated, calculated based upon (1) the degree to which the performance goals applicable to his bonus have been achieved (on a pro-rated basis) through the last day of the month preceding the Named Executive Officer's termination of employment and (2) the number of full months during the fiscal year during which the Named Executive Officer was employed;

•	a lump-sum payment for any unused vacation; and

•	continued coverage (at no cost) in all of our programs that are subject to the benefit provisions of COBRA for up to a maximum of 24 months unless he obtains replacement coverage.

The pre-determined payment multiples for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason are 2.99, 2 and 2, respectively, under the Change in Control Agreements. These multiples were determined by the Committee based primarily on a review of competitive market data for our Peer Group.

Additionally, under the Change in Control Agreements, if the payments to be received by a Named Executive Officer upon a change in control constitute “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and are subject to excise tax under Section 4999 of the Code, such Named Executive Officer will be entitled to a gross-up payment in an amount necessary to ensure that he does not bear the cost of the excise tax, unless a cut-back by less than 10% of the total amount payable would make the excise tax inapplicable (in which case the amount payable to him will be reduced to the extent necessary to make the excise tax inapplicable). The Committee included this modified gross-up provision to balance protecting the Named Executive Officers from any excise tax with limiting our exposure to the significant and disproportionate cost of a gross-up in the event the excise tax is triggered by a minimal amount.

1993 Plan. Pursuant to the terms of the 1993 Plan and the form of award agreement that applies to all outstanding stock option awards thereunder, if a participant is terminated for any reason other than retirement, death or disability, his or her stock option privileges will be limited to the options immediately exercisable on the date of such termination and will expire unless exercised within 30 days after the date of termination. In the case of termination due to death or disability, all options will become immediately exercisable and will expire unless exercised within one year. In the case of retirement, a participant's option privileges will be limited to the options immediately exercisable on the date of retirement and will expire unless exercised within one year after such date. In the case of a change in control of M/I Homes, all unvested options will immediately vest.

2009 LTIP. Pursuant to the terms of the 2009 LTIP and the form of award agreement that applies to all outstanding stock option awards thereunder, if a participant is terminated for any reason other than retirement, death, disability or cause, his or her stock option privileges will be limited to the options immediately exercisable on the date of such termination and will expire unless exercised within 60 days after the date of termination. In the case of termination due to retirement, death or disability, all options will become immediately exercisable and will expire unless exercised by the applicable expiration date of the option. In the case of termination for cause, a participant will forfeit all of his or her options (whether or not exercisable). In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding stock options. However, if in connection with a change in control, the Committee elects to (1) cancel any option, the participant will be entitled to receive a cash payment equal to the excess, if any, of the value of the consideration to be paid in the change in control to holders of the same number of Common Shares as the number of Common Shares underlying the option being cancelled over the aggregate exercise price of the option being cancelled or (2) cause a substitute award to be issued with respect to any option, the substitute award must substantially preserve the value, rights and benefits of the option being substituted.

2009 Annual Incentive Plan. Pursuant to the terms of the 2009 Annual Incentive Plan, if, during a performance period, a participant's employment is terminated involuntarily without cause or as a result of the participant's death, disability or retirement, the participant will be eligible to receive a pro-rata portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable if he or she had remained employed for the full performance period. If a participant's employment is terminated prior to the end of a performance period for any other reason, the participant will not be eligible to receive any compensation under the 2009 Annual Incentive Plan for such performance period. If a participant's employment is terminated after the end of a performance period but prior to the related payment date, the participant will be entitled to receive any compensation earned for such performance period, except in the event of a termination for cause, in which case the participant will not be eligible to receive any compensation earned for such performance period. If a change in control occurs during a performance period, each award granted under the 2009 Annual Incentive Plan will be deemed earned and payable at its “target” level. We will pay the compensation payable with respect to each such award to the participant within 30 days following the date of the change in control, unless the participant has made a valid deferral election under a deferred compensation plan maintained by us.
For more information concerning the Named Executive Officers' rights (including quantification of the amounts that would be payable) under the Change in Control Agreements, the 1993 Plan, the 2009 LTIP and the 2009 Annual Incentive Plan upon termination of employment or a change in control, see “Compensation of Executive Officers—Potential Payments Upon Termination of Employment or Change in Control” on page 44 of this Proxy Statement.

Deferred Compensation

The Named Executive Officers may elect to defer payment of part or all of their annual cash performance bonus (if any) to a later date under our Executives' Deferred Compensation Plan. Under the Executives' Deferred Compensation Plan, the deferred amount is allocated to the Named Executive Officer's deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion, which is the same day the bonus is paid and the allocation is made. Each executive's deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the executive at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. Subject to Section 409A of the Code, the phantom stock units held by a Named Executive Officer are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than retirement or, in certain cases, disability (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of M/I Homes, the phantom stock units are distributed in whole Common Shares within 60 days of the date of the change in control if an executive has so elected in his deferral notice.

The Committee believes that, by encouraging ownership of our Common Shares, the Executives' Deferred Compensation Plan further aligns the interests of the Named Executive Officers with the interests of our shareholders. The amounts deferred by our Named Executive Officers in 2010 (which relate to the Named Executive Officers' 2009 cash performance bonuses) and their respective aggregate balances under the Executives' Deferred Compensation Plan as of December 31, 2010 are set forth in the Nonqualified Deferred Compensation table on page 42 below. With respect to the cash performance bonuses received by the Named Executive Officers in 2011 relating to 2010 performance, J. Thomas Mason elected to defer payment of $2,700.

Share Ownership Guidelines

We do not require our Named Executive Officers to own a minimum number of our Common Shares. However, we encourage our Named Executive Officers to own our Common Shares by making equity-based compensation awards a meaningful part of each executive's total compensation and providing our executives with the opportunity to defer payment of part or all of their annual cash performance bonus and receive Common Shares in lieu thereof at a future date under the Executives' Deferred Compensation Plan.

We grant equity-based awards to align the interests of our Named Executive Officers with the interests of our shareholders. Accordingly, we discourage our executives from buying or selling derivative securities related to our Common Shares because we believe such securities are counter to the alignment we seek to achieve.

Tax Implications
Section 162(m) of the Code prohibits us from taking a tax deduction for non-performance-based compensation paid to a Named Executive Officer in excess of $1.0 million per year. The Committee considers the deductibility of our executive compensation under Section 162(m) and seeks to qualify all Named Executive Officer compensation for full deductibility to the extent feasible. The Committee designed the 2010 annual performance bonus program and equity-based compensation to qualify as performance-based compensation. All compensation paid to our Named Executive Officers for 2010 was fully deductible for federal income tax purposes.

In certain cases, the Committee may award compensation that does not meet the requirements of Section 162(m) if, in its judgment, such payments are necessary to achieve our compensation philosophy and objectives.

Looking Forward - 2011 Compensation
In July 2010, the Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to serve as its independent outside consultant for 2011 and advise the Committee regarding our executive compensation program design for 2011. In the course of the engagement, Pearl Meyer reviewed our executive compensation program as a whole and each principal component of the program. In addition, Pearl Meyer provided market data relating to the current executive compensation practices of our Peer Group.
After reviewing our executive compensation program and data provided by Pearl Meyer, consulting with Pearl Meyer and receiving input from our Chief Executive Officer and other members of management, in the first quarter of 2011, the Committee established our 2011 executive compensation program. Set forth below is a summary of the principal components of the 2011 executive compensation program.
Base Salary. The Committee elected to maintain the Named Executive Officers' base salaries at their 2010 levels. Accordingly, the base salaries for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason remain at $750,000, $500,000 and $450,000, respectively.
Annual Performance Bonus. For 2011, each Named Executive Officer is eligible to receive a cash performance bonus pursuant to our 2009 Annual Incentive Plan which is based: (1) 90% on our Adjusted Pre-Tax Income (Loss) from Continuing Operations in 2011; and (2) 10% on our 2011 homebuyer satisfaction ratings. The maximum cash performance bonuses that Messrs. Schottenstein, Creek and Mason may receive for 2011 are 350%, 250% and 100% of their respective 2011 base salaries (the same maximums that applied in 2010).
Equity-Based Compensation. In February 2011, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 75,000, 50,000 and 25,000 Common Shares, respectively, in each case a 4.1% increase from the number of service-based stock options granted to such executive in 2010. These options vest and become exercisable in 20% increments on December 31, 2011, 2012, 2013, 2014 and 2015, subject to the Named Executive Officer's continued employment on the applicable vesting date.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's 2010 Form 10-K.

Compensation Committee:
Friedrich K. M. Böhm (Chairman)
Jeffrey H. Miro
Norman L. Traeger

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table for 2010
The following table summarizes the total compensation for the fiscal years ended December 31, 2010, 2009 and 2008 for the Company’s Chief Executive Officer, Chief Financial Officer and other executive officer during the 2010 fiscal year:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Robert H. Schottenstein	2010	750,000	—	—	658,145	315,000	—	29,853	1,752,998
Chairman Chief Executive,	2009	750,000	356,501	—	658,025	—	—	124,747	1,889,273
Officer and President	2008	750,000	—	—	761,000	148,542	—	217,890	1,877,432
Phillip G. Creek	2010	500,000	—	—	393,497	150,000	—	12,983	1,056,480
Executive Vice President	2009	500,000	169,763	—	283,068	—	—	13,214	966,045
Chief Financial Officer	2008	500,000	—	—	456,600	141,469	—	28,173	1,126,242
and Director
J. Thomas Mason	2010	448,461	—	—	171,850	54,000	—	10,950	685,261
Executive Vice President,	2009	350,000	47,534	—	90,607	—	—	12,243	500,384
General Counsel,	2008	350,000	—	—	190,250	59,417	—	13,083	612,750
Secretary and Director

(1)	The amounts shown reflect the base salaries earned by the Named Executive Officers for the 2010, 2009 and 2008 fiscal years.

(2)
The amounts shown for 2009 reflect discretionary cash performance bonuses awarded to the Named Executive Officers for the 2009 fiscal year. Pursuant to the terms of the Executives’ Deferred Compensation Plan, each of the Named Executive Officers may elect to defer the payment of part or all of his bonus to a later date. The deferred amount is converted into whole phantom stock units which are distributed in the form of whole Common Shares on the future payment date. Each participant will not beneficially own Common Shares acquired under the plan until such Common Shares are distributed pursuant to the terms of the plan. With respect to Robert H. Schottenstein, the amount shown for 2009 includes $35,650 allocated to Common Shares (2,662 shares) pursuant to the Executives’ Deferred Compensation Plan. See “Compensation Discussion and Analysis—Deferred Compensation” on page 34 of this Proxy Statement for a description of the Executives’ Deferred Compensation Plan, and see the Nonqualified Deferred Compensation table on page 42 of this Proxy Statement for a description of benefits accrued under this plan.

(3)	The Company did not grant any stock awards to the Named Executive Officers during the 2010, 2009 or 2008 fiscal years.

(4)
The amounts shown reflect the aggregate grant date fair value of stock options granted under the 2009 LTIP during the 2010 fiscal year and the under 1993 Plan during the 2009 and 2008 fiscal years computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010, included in the Company’s 2010 Form 10-K. The stock option awards underlying the aggregate grant date fair value for each Named Executive Officer with respect to the 2010, 2009 and 2008 fiscal years are as follows:

Name	2008 (# of shares)	2009 (# of shares)	2010 (# of shares)
Robert H. Schottenstein	100,000(a)	60,000(a)	72,000(a)
		135,038(c)	44,758(b)
Phillip G. Creek	60,000(a)	40,000(a)	48,000(a)
		42,869(c)	21,314(b)
J. Thomas Mason	25,000(a)	20,000(a)	24,000(a)
		6,002(c)	5,968(b)

(a)
These stock options were granted under the 2009 LTIP during the 2010 fiscal year and under the 1993 Plan during the 2009 and 2008 fiscal years as the Named Executive Officer’s annual service-based stock option award and vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. See “Compensation Discussion and Analysis—Components of 2010 Executive Compensation—Equity–Based Compensation” on page 30 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 32 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2010 fiscal year and stock options granted under the 1993 Plan and the 2009 LTIP generally.

(b)
These stock options were granted in February 2010 under the 2009 LTIP as payment of a portion of the Named Executive Officer's performance bonus earned with respect to the 2009 fiscal year and vest and become exercisable two years after the date of grant (subject to the Named Executive Officer's continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. The grant date fair value of these stock options computed in accordance with FASB ASC Topic 718 was $237,665, $113,175 and $31,690 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively. See “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 32 of this Proxy Statement for more information concerning stock options granted under the 2009 LTIP generally.

(c)
These stock options were granted in February 2009 under the 1993 Plan as payment of a portion of the Named Executive Officer’s performance bonus earned with respect to the 2008 fiscal year and vested and became exercisable in February 2011 and expire ten years after the date of grant unless sooner exercised or forfeited. The grant date fair value of these stock options computed in accordance with FASB ASC Topic 718 was $445,625, $141,468 and $19,807 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively. See “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 32 of this Proxy Statement for more information concerning stock options granted under the 1993 Plan generally.

(5)
The amounts shown for 2010 reflect the non-equity incentive plan cash performance bonuses earned by the Named Executive Officers under the Company's 2009 Annual Incentive Plan for the 2010 fiscal year. With respect to J. Thomas Mason, the amount shown for 2010 includes $2,700 allocated to Common Shares (194 shares) pursuant to the Executives’ Deferred Compensation Plan. See “Compensation Discussion and Analysis—Components of 2010 Executive Compensation—Annual Performance Bonus” on page 26 of this Proxy Statement for more information concerning the annual cash performance bonuses earned by the Named Executive Officers with respect to the 2010 fiscal year. The amounts shown for 2008 reflect the non-equity incentive plan cash bonuses earned by the Named Executive Officers under the Company’s 2004 Executive Officers Compensation Plan (the shareholder-approved predecessor plan to the Company’s 2009 Annual Incentive Plan) for the 2008 fiscal year. With respect to Phillip G. Creek and J. Thomas Mason, the amounts shown for 2008 include $28,294 allocated to Common Shares (3,918 shares) and $5,942 allocated to Common Shares (822 shares), respectively, pursuant to the Executives’ Deferred Compensation Plan. See “Compensation Discussion and Analysis—Deferred Compensation” on page 34 of this Proxy Statement for a description of this plan and see the Nonqualified Deferred Compensation table on page 42 of this Proxy Statement for a description of benefits accrued under this plan.

(6)
The Company does not provide pension benefits or above-market or preferential earnings on nonqualified deferred compensation. Dividends (if any) on the phantom stock units issued under the Executives’ Deferred Compensation Plan are equal to the dividends (if any) paid with respect to our Common Shares and therefore are not considered “preferential” under applicable SEC Rules. Any such dividends would not be included in the Summary Compensation Table but would be included in the “Aggregate Earnings in Last Fiscal Year” column of the Nonqualified Deferred Compensation table.

(7)	The following table sets forth the details of “All Other Compensation” paid to each Named Executive Officer with respect to the 2010, 2009 and 2008 fiscal years:

Name	Year	Personal Use of Company Aircraft ($) (a)	Company Automobile ($) (b)	Tax Reimbursement ($) (c)	Life Insurance Premiums ($) (d)	Company Contributions to 401(k) Plan ($) (e)	Total ($)
Robert H. Schottenstein	2010	—	19,928	2,977	6,198	750	29,853
	2009	91,333	19,928	5,358	7,360	768	124,747
	2008	187,171	18,396	4,963	6,680	680	217,890
Phillip G. Creek	2010	—	10,200	660	1,373	750	12,983
	2009	—	10,200	946	1,300	768	13,214
	2008	—	11,763	869	14,861	680	28,173
J. Thomas Mason	2010	—	10,200	—	—	750	10,950
	2009	—	11,475	—	—	768	12,243
	2008	—	12,403	—	—	680	13,083

(a)
The amounts shown reflect the incremental cost to the Company relating to personal use of the Company’s airplane prior to the Company’s sale of the airplane in the first quarter of 2009. The incremental cost for personal use of the Company’s airplane is calculated based on the variable cost per hour to operate the airplane times the hours of personal use. The amounts shown also include a pro-rata portion of the tax deduction loss attributable to non-deductibility of a portion of the cost to operate the airplane.

(b)	The amounts shown reflect the aggregate cost to the Company attributable to provision of a Company-leased automobile or a monthly automobile allowance.

(c)
The amounts shown reflect the amounts paid by the Company for reimbursement of taxes incurred by the Named Executive Officer in connection with payment of the term portion of the premium for a supplemental split-dollar life insurance policy for the benefit of the Named Executive Officer.

(d)
The amounts shown reflect the term premiums reimbursed to the Named Executive Officer for a supplemental split-dollar life insurance policy for the benefit of the Named Executive Officer. In 2009 and 2010, the Company elected not to fund the premium for the variable portion of the supplemental split-dollar life insurance policy for the benefit of either Robert H. Schottenstein or Phillip G. Creek. In 2008, the Company elected not to fund the premium for the variable portion of the supplemental split-dollar life insurance policy for the benefit of Robert H. Schottenstein.

(e)	The amounts shown reflect profit-sharing contributions made by the Company to the Named Executive Officers pursuant to the Company's 401(k) Plan.

Grants of Plan-Based Awards for 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Robert H. Schottenstein	2/9/2010	110,250(2)		2,625,000(2)
	2/9/2010							72,000(3)	13.12	420,480
	2/9/2010							44,758(4)	13.12	237,665
Phillip G. Creek	2/9/2010	52,500(2)		1,250,000(2)
	2/9/2010							48,000(3)	13.12	280,320
	2/9/2010							21,314(4)	13.12	113,177
J. Thomas Mason	2/9/2010	18,900(2)		450,000(2)
	2/9/2010							24,000(3)	13.12	140,160
	2/9/2010							5,968(4)	13.12	31,690

(1)	The amounts shown reflect the grant date fair value of the stock options granted to the Named Executive Officers in the 2010 fiscal year computed in accordance with FASB ASC Topic 718.

(2)
The amounts shown reflect the minimum and maximum amounts that each Named Executive Officer was eligible to receive with respect to the 2010 fiscal year based on the award formulas and performance goals established by the Compensation Committee for each such Named Executive Officer pursuant to the 2009 Annual Incentive Plan relating to Adjusted Pre-Tax Income (Loss) from Continuing Operations, market presence and homebuyer satisfaction ratings, as described in “Compensation Discussion and Analysis—Components of 2010 Compensation—Annual Performance Bonus” beginning on page 26 of this Proxy Statement. While the Compensation Committee established minimum and maximum amounts with respect to each of these performance goals, it did not establish any target amounts; instead, any amounts earned by the Named Executive Officers with respect to these performance goals increase proportionately between the minimum and maximum performance levels. In 2010: (a) we did not achieve the minimum level of Adjusted Pre-Tax Income (Loss) from Continuing Operations, and the Named Executive Officers did not earn any bonus based on this performance goal; (b) we achieved homebuyer satisfaction ratings scores of 93.8% on the 30-day homebuyer satisfaction survey and 90.3% on the six-month homebuyer satisfaction survey, which resulted in a bonus of $210,000, $100,000 and $36,000 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively; and (c) our Columbus division delivered more than 300 homes and we entered the Houston, Texas market, which resulted in a bonus of $105,000, $50,000 and $18,000 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively.

(3)
These stock options were granted under the 2009 LTIP as the Named Executive Officer’s 2010 annual service-based stock option award and vest and become exercisable over a five-year period in 20% increments beginning on December 31, 2010 (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. The stock options were granted at the closing price of our Common Shares on the NYSE on the date of grant. See “Compensation Discussion and Analysis—Components of 2010 Executive Compensation—Equity–Based Compensation” on page 30 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 32 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2010 fiscal year and stock options granted under the 2009 LTIP generally.

(4)
These stock options were granted under the 2009 LTIP as payment of a portion of the Named Executive Officer’s performance bonus earned with respect to the 2009 fiscal year and vest and become exercisable two years after the date of grant (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. The stock options were granted at the closing price of our Common Shares on the NYSE on the date of grant. See “Compensation Discussion and Analysis—Components of 2010 Executive Compensation—Equity–Based Compensation” on page 30 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 32 of this Proxy Statement for more information concerning stock options granted under the 2009 LTIP generally.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards(1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Robert H. Schottenstein	8,000	—	16.38	2/13/2011
	16,000	—	28.55	2/14/2012
	24,000	—	27.15	2/12/2013
	44,000	—	46.61	3/8/2014
	65,000	—	54.85	2/16/2015
	75,000	—	41.45	2/13/2016
	48,000	12,000(2)	33.86	2/13/2017
	31,746	—	33.86	2/13/2017
	60,000	40,000(3)	17.66	2/12/2018
	24,000	36,000(4)	7.85	2/10/2019
	—	135,038(5)	7.85	2/10/2019
	—	44,758(6)	13.12	2/9/2020
	14,400	57,600(7)	13.12	2/9/2020
Phillip G. Creek	7,000	—	16.38	2/13/2011
	7,000	—	28.55	2/14/2012
	8,000	—	27.15	2/12/2013
	15,000	—	46.61	3/8/2014
	20,000	—	54.85	2/16/2015
	30,000	—	41.45	2/13/2016
	19,200	4,800(2)	33.86	2/13/2017
	15,873	—	33.86	2/13/2017
	36,000	24,000(3)	17.66	2/12/2018
	16,000	24,000(4)	7.85	2/10/2019
	—	42,869(5)	7.85	2/10/2019
	—	21,314(6)	13.12	2/9/2020
	9,600	38,400(7)	13.12	2/9/2020
J. Thomas Mason	2,000	—	30.76	8/13/2012
	4,000	—	27.15	2/12/2013
	6,000	—	46.61	3/8/2014
	7,000	—	54.85	2/16/2015
	12,500	—	41.45	2/13/2016
	8,000	2,000(2)	33.86	2/13/2017
	4,960	—	33.86	2/13/2017
	15,000	10,000(3)	17.66	2/12/2018
	8,000	12,000(4)	7.85	2/10/2019
	—	6,002(5)	7.85	2/10/2019
	—	5,968(6)	13.12	2/9/2020
	4,800	19,200(7)	13.12	2/9/2020

(1)
Each of the stock options set forth in this table with an expiration date prior to 2020 was granted under the 1993 Plan and expires ten years after the date of grant in accordance with the terms of the 1993 Plan. Each of the stock options set forth in this table with an expiration date in 2020 was granted under the 2009 LTIP and expires ten years after the date of grant in accordance with the terms of the 2009 LTIP.

(2)	100% of these unexercisable options vested on December 31, 2011.

(3)	50% of these unexerciseable options vest on each of December 31, 2011 and 2012.

(4)	33 1/3% of these unexercisable options vest on each of December 31, 2011, 2012 and 2013.

(5)	100% of these unexercisable options vested on February 10, 2011.

(6)	100% of these unexercisable options vest on February 9, 2012.

(7)	25% of these unexercisable options vest on each of December 31, 2011, 2012, 2013 and 2014.

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert H. Schottenstein	—	—	—	—
Phillip G. Creek	—	—	—	—
J. Thomas Mason	—	—	—	—

Nonqualified Deferred Compensation for 2010

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year-End ($) (5)
Robert H. Schottenstein	35,650	—	3,134	—	50,600
Phillip G. Creek	—	—	32,310	—	99,586
J. Thomas Mason	—	—	11,108	—	34,236

(1)
The amounts shown represent the amounts deferred by the Named Executive Officers during the 2010 fiscal year pursuant to the Executives’ Deferred Compensation Plan in connection with the payment of discretionary cash performance bonuses awarded for the 2009 fiscal year. Because the amounts shown relate to deferral of performance bonuses for the 2009 fiscal year, none of these amounts are reported as compensation with respect to the 2010 fiscal year (but are reported as bonus with respect to the 2009 fiscal year) in the Summary Compensation Table on page 37. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 34 of this Proxy Statement.

(2)	The Company does not make any contributions under the Executives’ Deferred Compensation Plan on behalf of any of the participants in the plan.

(3)
The amounts shown represent the notional change in the value of the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan during the 2010 fiscal year based on the 48% appreciation in the value of our Common Shares during the 2010 fiscal year. The Company paid no dividends on its Common Shares during the 2010 fiscal year. None of the amounts reported in this column are reported as compensation in the Summary Compensation Table on page 37 of this Proxy Statement.

(4)	The Named Executive Officers had no withdrawals or distributions during the 2010 fiscal year under the Executives’ Deferred Compensation Plan.

(5)
The amounts shown represent the market value as of December 31, 2010 of the Common Shares underlying the whole phantom stock units held in the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan based on the closing price of our Common Shares on the NYSE on December 31, 2010. With respect to Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, the cumulative dollar amounts deferred plus dividends accrued minus distributions (based on units) made under the Executives’ Deferred Compensation Plan through December 31, 2010, based on the market value of our Common Shares at each deferral date, was $55,743, $128,869 and $62,864, respectively. With respect to Messrs. Schottenstein, Creek and Mason, $55,650, $128,294 and $39,692 of such amounts, respectively, have been previously reported as compensation in the Summary Compensation Table for previous years.

Potential Payments Upon Termination of Employment or Change in Control

As described in “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 32 of this Proxy Statement, we are a party to a Change in Control Agreement with each Named Executive Officer that provides certain severance and other enhanced benefits if we experience a change in control and the executive's employment is terminated in connection with that change in control. Other than the benefits that may be payable to the Named Executive Officers under the Change in Control Agreements, the accelerated vesting under certain circumstances of stock options granted to the Named Executive Officers under the 1993 Plan and the 2009 LTIP and certain payments that may be payable to the Named Executive Officers under the 2009 Annual Incentive Plan, we do not currently have employment or severance agreements or other plans or arrangements that provide payments or enhanced benefits to our Named Executive Officers in connection with a termination of employment or change in control.

The following table summarizes the potential payments to our Named Executive Officers upon a termination of employment and/or a change in control of the Company (assuming that the triggering event occurred on December 31, 2010):

Name and Type of Potential Payment	Death ($)	Disability ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	Change in Control ($)	Involuntary Not for Cause Termination Followed by a Change in Control (5) ($)	Involuntary Not for Cause Termination or Voluntary Termination for Good Reason After a Change in Control (6) ($)
Robert H. Schottenstein
Severance Benefits: (1)	—	—	—	—	—	6,524,808	7,297,001
Accelerated Vesting of Stock Options:
Under the 1993 Plan: (2)	1,287,916	1,287,916	—	—	1,287,916	—	1,287,916
Under the 2009 LTIP: (3)	231,329	231,329	231,329	—	231,329	—	231,329
2009 Annual Incentive Plan Payments: (4)	315,000	315,000	315,000	315,000	647,408	315,000	647,408
Total:	1,834,245	1,834,245	546,329	315,000	2,166,653	6,839,808	9,463,654
Phillip G. Creek
Severance Benefits: (1)	—	—	—	—	—	1,893,586	2,771,386
Accelerated Vesting of Stock Options:
Under the 1993 Plan: (2)	503,524	503,524	—	—	503,524	—	503,524
Under the 2009 LTIP: (3)	134,954	134,954	134,954	—	134,954	—	134,954
2009 Annual Incentive Plan Payments: (4)	150,000	150,000	150,000	150,000	308,289	150,000	308,289
Total:	788,478	788,478	284,954	150,000	946,767	2,043,586	3,718,153
J. Thomas Mason
Severance Benefits: (1)	—	—	—	—	—	1,235,471	1,706,571
Accelerated Vesting of Stock Options:
Under the 1993 Plan: (2)	135,555	135,555	—	—	135,555	—	135,555
Under the 2009 LTIP: (3)	56,880	56,880	56,880	—	56,880	—	56,880
2009 Annual Incentive Plan Payments: (4)	54,000	54,000	54,000	54,000	110,984	54,000	110,984
Total:	246,435	246,435	110,880	54,000	303,419	1,289,471	2,009,990

(1) The amounts shown are based on the Change in Control Agreements with our Named Executive Officers as follows:

For Robert H. Schottenstein, of the amounts shown: (a) $4,517,940 represents a lump sum payment equal to the product of (i) 2.99 and (ii) the sum of his 2010 base salary and his average annual bonus earned (whether paid in cash or equity) during the 2005-2009 fiscal years; (b) $288,750 represents a lump sum payment for a pro-rated portion of his 2010 annual bonus (prorated based on the triggering event occurring on December 31, 2010 and the performance period ending on November 30, 2010, in accordance with the terms of his Change in Control Agreement); (c) $72,115 represents a lump sum payment for unused vacation; (d) $32,151 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Schottenstein) in our group health plan for 24 months;(e) in the event of an involuntary not for cause termination followed by a change in control, $1,613,852 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $2,386,045 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement.

For Phillip G. Creek, of the amounts shown: (a) $1,684,699 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his 2010 base salary and his average annual bonus earned (whether paid in cash or equity) during the 2005-2009 fiscal years; (b) $137,500 represents a lump sum payment for a pro-rated portion of his 2010 annual bonus (prorated based on the triggering event occurring on December 31, 2010 and the performance period ending on November 30, 2010, in accordance with the terms of his Change in Control Agreement); (c) $48,077 represents a lump sum payment for unused vacation; (d) $23,310 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Creek) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $877,800 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement. In the event of an involuntary not for cause termination followed by a change in control, no estimated excise tax payments would have been payable to Mr. Creek under his Change in Control Agreement.

For J. Thomas Mason, of the amounts shown: (a) $1,116,611 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his 2010 base salary and his average annual bonus earned (whether paid in cash or equity) during the 2005-2009 fiscal years; (b) $49,500 represents a lump sum payment for a pro-rated portion of his 2010 annual bonus (prorated based on the triggering event occurring on December 31, 2010 and the performance period ending on November 30, 2010, in accordance with the terms of his Change in Control Agreement); (c) $43,269 represents a lump sum payment for unused vacation; (d) $32,151 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Mason) in our group health plan for 24 months; (e) $465,040 represents estimated excise tax payments payable to Mr. Mason in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination followed by a change in control, $6,060 represents a reduction in the amount payable to Mr. Mason under the Change in Control Agreement as a result of the total amount otherwise payable to him thereunder constituting an "excess parachute payment" under Section 280G of the Code that is subject to excise tax under Section 4999 of the Code and the application of the cut-back provision in the Change in Control Agreement. In the event of an involuntary not for cause termination followed by a change in control, no estimated excise tax payments would have been payable to Mr. Mason under his Change in Control Agreement after application of the cut-back provision.

For more information concerning the Change in Control Agreements, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 32 of this Proxy Statement.

For purposes of each Change in Control Agreement, “cause” means: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of our assets or business opportunities; (b) conviction of a felony; (c) willful refusal to substantially perform his assigned duties; (d) willful engagement in gross misconduct materially injurious to the Company; or (e) breach of any material term of the Change in Control Agreement. However, “cause” will not arise due to any event that constitutes “good reason” under the Change in Control Agreement.

For purposes of each Change in Control Agreement, “change in control” means: (a) the acquisition by any person or group of the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; (b) the acquisition by any person or group, within any twelve month period, of the ownership of our stock possessing 30% or more of the total voting power of our stock; (c) the date a majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (d) the acquisition by any person or group, within any twelve month period, of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition. The definition of “change in control” will be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

For purposes of each Change in Control Agreement, “good reason” means the occurrence of any of the following events during the 24 consecutive calendar months beginning after a change in control occurring during the term of the Change in Control Agreement to which the executive has not consented in writing: (a) any breach of the Change in Control Agreement of any nature whatsoever by or on behalf of the Company; (b) a reduction in his title, duties or responsibilities, as compared to either his title, duties or responsibilities immediately before the change in control or any enhanced or increased title, duties or responsibilities assigned to him after the change in control; (c) the permanent assignment to him of duties that are inconsistent with his office immediately before the change in control or any more senior office to which he is promoted after the change in control; (d) a reduction in his base salary; (e) a reduction in the annual cash bonus that he is eligible to receive or a change in the manner in which such annual cash bonus is calculated; (f) a material reduction in the aggregate value of his other annual compensation and/or fringe benefits; (g) a requirement that he relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 30 miles from the principal office or worksite to which he was assigned immediately before the change in control or any location to which he agreed, in writing, to be assigned after the change in control; or (h) we attempt to amend or terminate the Change in Control Agreement except in accordance with the procedures described therein.

(2)    Pursuant to the terms of the 1993 Plan, if a participant's employment is terminated as a result of death or disability or there is a change in control or reorganization of the Company, all of the participant's unvested stock options immediately vest and become exercisable. The amounts shown represent the value of the accelerated stock options as of December 31, 2010, calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our Common Shares on the NYSE on December 31, 2010. For more information concerning a participant's rights upon termination of employment or a change in control under the 1993 Plan, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 32 of this Proxy Statement.

For purposes of the 1993 Plan, “disability” means that a participant has suffered a permanent and total disability, as defined in Section 22(e)(3) of the Code.

For purposes of the 1993 Plan, “change in control” means: (a) the acquisition by any person or group of persons, other than any of Irving E. Schottenstein's immediate family members or lineal descendants, any heir of the foregoing, any trust for the benefit of any of the foregoing, any private charitable foundation or any partnership, limited liability company or corporation owned or controlled by some or all of the foregoing, of beneficial ownership of 25% or more of our outstanding voting capital stock; or (b) the failure of our current directors (or such directors who are elected or recommended or endorsed for election to the Board by a majority of our current directors or their successors so elected, recommended or endorsed) to constitute a majority of the Board.

For purposes of the 1993 Plan, “reorganization” means: (a) the occurrence of any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale or exchange of securities of the Company pursuant to an agreement with the Company; (b) as a result of the foregoing transaction, the Company is not the surviving or acquiring company or the Company is or becomes a wholly-owned subsidiary of another company; and (c) the agreement governing the transaction does not specifically provide for the change, conversion or exchange of the stock options for securities of another corporation.

(3)     Pursuant to the terms of the 2009 LTIP, if a participant's employment is terminated as a result of death, disability or retirement, all of the participant's unvested stock options will immediately vest and become exercisable. In the event of a change in control, the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding stock options, including (a) the acceleration of the vesting and exercisability of options, (b) the payment of cash in exchange for the cancellation of any options and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any options affected by the change in control. The table assumes that all unvested stock options under the 2009 LTIP will immediately vest and become exercisable upon a change in control. The amounts shown represent the value of the accelerated stock options as of December 31, 2010, calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our Common Shares on the NYSE on December 31, 2010. For more information concerning a participant's rights upon termination of employment or a change in control under the 2009 LTIP, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 32 of this Proxy Statement.

For purposes of the 2009 LTIP, “disability” means: (a) with respect to an incentive stock option, the participant has suffered a permanent and total disability, as defined in Section 22(e)(3) of the Code; and (b) with respect to any other award, unless otherwise provided in the related award agreement, (i) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, (ii) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant's employer, or (iii) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 LTIP, “retirement” means a participant's termination of employment (other than for cause) on or after the date on which the sum of the participant's years of service with the Company and its affiliates plus the participant's age is equal to or greater than 70, provided that the participant has attained the age of 55.

For purposes of the 2009 LTIP, “change in control” means: (a) the members of the Board on the effective date of the 2009 LTIP (including individuals whose election or nomination for election was approved by a majority of such directors) cease for any reason other than death to constitute at least a majority of the members of the Board; (b) the acquisition by any person or group, other than the Company, any subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, of beneficial ownership, directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; (c) the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company; (d) the sale or other disposition of all or substantially all of the assets of the Company; or (e) the liquidation or dissolution of the Company. Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any award that is subject to Section 409A of the Code, a change in control will not be deemed to have occurred unless the events or circumstances constituting a change in control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(4)     Pursuant to the terms of the 2009 Annual Incentive Plan, if, during a performance period, a participant's employment is terminated involuntarily without cause or as a result of the participant's death, disability or retirement, the participant will receive a pro-rata portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable under the 2009 Annual Incentive Plan if the participant had remained employed for the full performance period. The amounts shown with respect to death, disability, retirement and involuntary not for cause termination reflect the amounts earned by the Named Executive Officers under the 2009 Annual Incentive Plan with respect to the 2010 fiscal year. Pursuant to the terms of the 2009 Annual Incentive Plan, if a change in control occurs during a performance period, each outstanding award thereunder will be considered earned and payable at its “target” level. With respect to the 2010 fiscal year awards granted under the 2009 Annual Incentive Plan, the Compensation Committee established minimum and maximum levels of performance for each of the Named Executive Officers, but did not establish a “target” level of performance. The amounts shown with respect to change in control represent an estimated “target” level under the 2009 Annual Incentive Plan for the 2010 fiscal year awards based on the Company's projected levels of performance with respect to the 2010 performance goals. For more information concerning a participant's rights upon termination of employment or a change in control under the 2009 Annual Incentive Plan, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 32 of this Proxy Statement.

For purposes of the 2009 Annual Incentive Plan, “disability” means: (a) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; (b) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant's employer; or (c) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 Annual Incentive Plan, "retirement" and “change in control” have substantially the same definitions as described in footnote (3) above with respect to the 2009 LTIP.

(5) For purposes of this column, we have assumed that, on December 31, 2010, the Named Executive Officer incurred an involuntary not for cause termination, which was followed by a change in control. For more information concerning a participant's rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 32 of this Proxy Statement.

(6) For purposes of this column, we have assumed that, on December 31, 2010, a change in control occurred, which was followed by the Named Executive Officer's involuntary not for cause termination or voluntary termination for good reason. For more information concerning a participant's rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 32 of this Proxy Statement.

In addition to the amounts shown in the table, pursuant to the terms of the Executives' Deferred Compensation Plan, the phantom stock units held by each Named Executive Officer will be distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by such Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of the Company, the phantom stock units will be distributed in whole Common Shares within 60 days of the date of the change in control if such Named Executive Officer has so elected in his deferral notice. On December 31, 2010, the market value of the accounts of each of Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason under the Executives' Deferred Compensation Plan was $50,600, $99,586 and $34,236, respectively. For more information concerning the Named Executive Officers' rights under the Executives' Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 34 of this Proxy Statement.

COMPENSATION OF DIRECTORS
The Board annually reviews and determines the compensation for our non-employee directors taking into account the recommendations of the Compensation Committee. In connection with this review and determination, the Board and the Compensation Committee consider the compensation paid to the non-employee directors of companies within our peer group, the current facts and circumstances relating to our business and our past practices. The Board believes that (1) non-employee director compensation should be generally competitive with companies in our peer group to ensure that we attract and retain qualified non-employee directors and (2) the compensation of our non-employee directors should include a combination of cash and equity-based compensation to align the interests of our non-employee directors with the interests of our shareholders. The Board does not have a pre-established policy or target for the allocation between cash and equity-based compensation and, instead, determines the mix of compensation based on what it believes is most appropriate under the circumstances. The Compensation Committee approves all equity-based compensation granted to the non-employee directors.

For the 2010 fiscal year, each non-employee director (other than the Chairman of the Audit Committee) received an annual retainer of $50,000 as payment for his or her service on the Board and any of its committees. The Chairman of the Audit Committee received an annual retainer of $75,000. All retainers are paid in equal quarterly installments after each quarterly Board meeting. Non-employee directors may defer payment of their retainer fees pursuant to the Director Deferred Compensation Plan. See footnote (1) to the Director Compensation Table below for a description of this plan. For 2010, each non-employee director also received an annual grant of 1,000 stock units under the 2009 LTIP. Pursuant to the 2009 LTIP, all stock units will be settled in Common Shares upon the director’s separation of service from the Company. Any dividends paid with respect to our Common Shares after the grant date of stock units will accrue and be added to a director’s stock units and will be paid in Common Shares upon separation of service.
The Compensation Committee generally awards all grants of stock units at its meeting held immediately following the Company's annual meeting of shareholders, and we do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information.
For the 2011 fiscal year, we currently intend for the compensation program for our non-employee directors to be the same as the compensation program for our non-employee directors for the 2010 fiscal year.
Director Compensation Table for 2010
The following table summarizes the total compensation for the fiscal year ended December 31, 2010 for each of the Company’s non-employee directors. Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason are not included in this table because they were employees of the Company during the 2010 fiscal year and received no additional compensation for their services as directors. The compensation received by Messrs. Schottenstein, Creek and Mason as employees of the Company is shown in the Summary Compensation Table on page 38 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Joseph A. Alutto, Ph.D.	50,000	15,740	—	65,740
Friedrich K.M. Böhm	50,000	15,740	—	65,740
Yvette McGee Brown(4)	50,000	15,740	—	65,740
Thomas D. Igoe	75,000	15,740	—	90,740
Jeffrey H. Miro	50,000	15,740	—	65,740
Norman L. Traeger	50,000	15,740	—	65,740

(1)
The amounts shown reflect the annual retainers earned by our non-employee directors for the 2010 fiscal year. Pursuant to the Director Deferred Compensation Plan, each of our non-employee directors may elect to defer to a later date the payment of all or any portion of the retainer fees received for serving as a director. The deferred fees are credited to the non-employee director’s deferred compensation account on the date of payment, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing price of our Common Shares on the NYSE on such date. Each non-employee director’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the non-employee director at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a non-employee director are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the non-employee director in his or her deferral notice or the date the non-employee director no longer serves as a director. The Board believes that, by encouraging ownership of our Common Shares, the Director Deferred Compensation Plan aligns the interests of our non-employee directors with the interests of our shareholders. With respect to each of Joseph A. Alutto, Ph.D. and Jeffrey H. Miro, the amounts shown include $50,000 allocated to Common Shares (3,981 shares and 3,980 shares, respectively) pursuant to the Director Deferred Compensation Plan. As of March 9, 2011, Joseph A. Alutto, Ph.D., Friedrich K.M Böhm, Thomas D. Igoe, Jeffrey H. Miro, Norman L. Traeger and Sharen Jester Turney (who was appointed to the Board effective January 1, 2011) held 17,815, 19,109, 4,170, 12,380, 15,613 and 0 Common Shares, respectively, pursuant to the Director Deferred Compensation Plan.

(2)
The amounts shown reflect the aggregate grant date fair value of the stock unit awards granted to our non-employee directors under the 2009 LTIP during the 2010 fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010, included in the Company’s 2010 Form 10-K. The 1,000 stock units granted to each of the non-employee directors on May 4, 2010 (which were the only equity awards granted to the non-employee directors during the 2010 fiscal year) had a grant date fair value of $15.74 per unit (based on the closing price of our Common Shares on the date of grant). For the 2006, 2007 and 2008 fiscal years, we granted annual stock unit awards to the non-employee directors under the 2006 Director Plan. In connection with our shareholders’ approval of the 2009 LTIP, we terminated the 2006 Director Plan (although outstanding awards under the 2006 Director Plan remain in effect in accordance with their respective terms). The outstanding stock units under the 2009 LTIP and the 2006 Director Plan contain substantially the same terms. As of December 31, 2010, each non-employee director held 6,027 stock units pursuant to the 2009 LTIP and the 2006 Director Plan other than Yvette McGee Brown, who held 5,018 stock units.

(3)
As of December 31, 2010, Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger held stock options to purchase 5,700, 7,300, 8,500 and 8,500 Common Shares, respectively, all of which were exercisable. Prior to the 2005 fiscal year, we annually granted each non-employee director stock options to purchase up to 2,500 Common Shares under the 1993 Plan. These stock options vested and became exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted and expire ten years after the date of grant.

(4)
Yvette McGee Brown served as a director of the Company during the 2010 fiscal year. Effective January 1, 2011, Ms. McGee Brown resigned from the Board as a result of her appointment to the Ohio Supreme Court. Sharen Jester Turney was appointed to the Board effective January 1, 2011 to fill the vacancy created by the resignation of Ms. McGee Brown.

AUDIT COMMITTEE MATTERS
Audit Committee Report
Purpose. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The specific duties of the Audit Committee are set forth in its charter.
Responsibility. Management is responsible for the Company’s internal controls and for preparing the Company’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and representations made by management and the independent registered public accounting firm.
Meetings. During the 2010 fiscal year, the Audit Committee met four times. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met five times with the Company’s senior financial management, including the internal auditors, and Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee.
Auditor Independence. In fulfilling its oversight responsibility as to the audit process, the Audit Committee: (1) obtained from D&T a formal written statement describing all relationships between D&T and the Company that might bear on D&T’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3600T; (2) discussed with D&T any relationships that may impact D&T’s objectivity and independence; and (3) satisfied itself as to D&T’s independence.
Auditor Required Communications. The Audit Committee reviewed and discussed with management, the internal auditors and D&T the quality and adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with D&T all communications required by generally accepted auditing standards, including those matters described in Statement on Auditing Standards No. 114, The Auditor's Communication with Those Charged with Governance, as adopted by the PCAOB in Rule 3200T, and, with and without management present, discussed and reviewed the results of D&T’s audit of the consolidated financial statements. The Audit Committee also reviewed and discussed the results of the Company’s internal audits conducted throughout the year.
Annual Financial Statements and Internal Controls. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2010 with management and D&T. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Conclusion. Based on the Audit Committee’s reviews and discussions with management and D&T noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s 2010 Form 10-K that was filed with the SEC on March 1, 2011.
Audit Committee:
Thomas D. Igoe (Chairman)
Friedrich K.M. Böhm
Norman L. Traeger

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firm for the fiscal years ended December 31, 2010 and December 31, 2009:

	Year Ended December 31,
	2010	2009
Audit Fees	$746,000	$750,000
Audit-Related Fees	165,196	70,000
Tax Fees	—	—
All Other Fees	—	—
Total	$911,196	$820,000
Audit Fees for the fiscal years ended December 31, 2010 and 2009 consisted of fees for professional services rendered for the audits of the annual consolidated financial statements of the Company and M/I Financial and quarterly reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. In addition, the fees include $151,000 in both 2009 and 2010 for the performance of audits of the Company’s assessment of internal control over financial reporting.
Audit-Related Fees for the fiscal years ended December 31, 2010 and 2009 consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. With respect to 2010, the services in this category primarily included a comfort letter related to our $200 million senior notes offering. With respect to 2009, the services in this category primarily included a comfort letter related to our public offering of 4,475,600 Common Shares.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has adopted the following policy with respect to engagement of the Company’s independent registered public accounting firm to perform services for the Company:
Annually, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit and permissible non-audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.
In addition to reviewing and approving the engagement letter, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent registered public accounting firm during that fiscal year will be considered pre-approved by the Audit Committee provided that the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting. The Audit Committee is regularly kept informed by management of the services provided by the independent registered public accounting firm.
During the 2010 fiscal year, all services provided by D&T were pre-approved in accordance with the terms of the Audit Committee’s pre-approval policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and officers and any person who beneficially owns more than ten percent of our Common Shares or Preferred Shares to file reports of ownership and changes in ownership of the Common Shares or Preferred Shares with the SEC. Based solely on a review of the reports filed on behalf of these persons and written representations from our officers and directors that no additional reports were required to be filed, the Company believes that, during the 2010 fiscal year, its officers, directors and greater than ten percent beneficial owners complied with such filing requirements, except that, on November 29, 2010, Norman L. Traeger filed one late Form 4 to report the sale of 100 Depositary Shares (each representing 1/1,000th of a Preferred Share).

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING
Any proposals from shareholders which are intended to be presented at the 2012 Annual Meeting of Shareholders must be received by the Company by December 2, 2011 to be eligible for inclusion in next year’s proxy statement and form of proxy. Such proposals may be included in next year’s proxy statement and form of proxy if they comply with certain SEC Rules. In addition, if a shareholder intends to present a proposal at the 2012 Annual Meeting of Shareholders without the inclusion of that proposal in the proxy statement relating to the 2012 Annual Meeting of Shareholders and written notice of the proposal is not received by the Company on or before February 5, 2012, or if the Company meets other requirements of applicable SEC Rules, proxies solicited by the Board for the 2012 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting. In each case, written notice must be given to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Pursuant to the advance notice provision in our Regulations relating to the nomination of one or more persons for election as a director at an annual meeting of shareholders, shareholders who wish to nominate one or more persons for election as a director at the 2012 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Regulations. The advance notice provision requires that a shareholder give written notice of such shareholder’s intent to make such nomination(s) by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not later than March 5, 2012 nor earlier than February 3, 2012. See “Information Regarding the Board, its Committees and Corporate Governance—Nomination of Directors” beginning on page 12 of this Proxy Statement for information regarding our director nomination process.

EXPENSES OF SOLICITATION
The entire expense of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as other costs incurred in connection with the solicitation of proxies on behalf of the Board, will be paid by the Company, except for any Internet access fees and telephone service fees incurred by shareholders who elect to vote electronically via the Internet or telephonically. Proxies may be solicited personally or by telephone, mail, electronic mail, facsimile or telegraph. Officers or employees of the Company may assist with solicitations and will receive no additional compensation for their services. The Company will reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Shares.

OTHER MATTERS
As of the date of this Proxy Statement, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter requiring a vote of the shareholders is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

/s/ J. Thomas Mason
J. Thomas Mason, Secretary

M/I HOMES
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IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK______________

MR A SAMPLE
DESIGNATION (IF ANY)
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C123456789

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Local Time, on May 4, 2011.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/MHO**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1, and FOR Proposal No. 2, selecting 1 Year on Proposal No. 3 and FOR Proposal No. 4.

1. Election of Directors:

Nominee	For	Withhold
01 - Joseph A. Alutto, Ph.D.	☐	☐
02 - Phillip G. Creek	☐	☐
03 - Norman L. Traeger	☐	☐

Proposal	For	Against	Abstain
2. An advisory vote on the approval of executive compensation.	☐	☐	☐
4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2011 fiscal year.	☐	☐	☐

Proposal	1 Yr	2 Yrs	3 Yrs	Abstain
3. An advisory vote on the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 1 2 7 0 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01ARND

2011 Annual Meeting Admission Ticket

2011 Annual Meeting of shareholders of
M/I Homes, Inc.
Thursday, May 5, 2011, 9:00 a.m. Local Time
M/I Homes, Inc.
3 Easton Oval
Columbus, Ohio

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

M/I HOMES
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mihomes.com

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 5, 2011.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Thursday, May 5, 2011, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement (Proposal No. 2), for holding advisory votes on the compensation of the Company's named executive officers every 1 Year (Proposal No. 3), and FOR the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2011 (Proposal No. 4). If any other matters are properly brought before the Annual Meeting of any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the Proxies on such matters or for such substitute nominees) as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated March 31, 2011, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2010 Annual Report to Shareholders, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2011 Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

M/I HOMES
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mihomes.com

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1, and FOR Proposal No. 2, selecting 1 Year on Proposal No. 3 and FOR Proposal No. 4.

1. Election of Directors:

	For	Withhold
01 - Joseph A. Alutto, Ph.D.	☐	☐
02 - Phillip G. Creek	☐	☐
03 - Norman L. Traeger	☐	☐

	For	Against	Abstain
2. An advisory vote on the approval of executive compensation.	☐	☐	☐
4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2011 fiscal year.	☐	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain
3. An advisory vote on the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 1 2 7 0 3 2

01AROD

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

M/I HOMES
MOVE UP
mihomes.com

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 5, 2011.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Thursday, May 5, 2011, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement (Proposal No. 2), for holding advisory votes on the compensation of the Company's named executive officers every 1 Year (Proposal No. 3), and FOR the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2011 (Proposal No. 4). If any other matters are properly brought before the Annual Meeting of any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the Proxies on such matters or for such substitute nominees) as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated March 31, 2011, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2010 Annual Report to Shareholders, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2011 Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.